EXHIBIT 2.1
PURCHASE AND SALE AGREEMENT
BETWEEN
E.D. SMITH OPERATING TRUST
- and -
E.D. SMITH LIMITED PARTNERSHIP
- and -
E.D. SMITH INCOME FUND
- and -
0795167 B.C. LTD.
- and –
TREEHOUSE FOODS, INC.
Dated June 24, 2007
Cassels Brock & Blackwell LLP

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Headings and Table of Contents	16
1.3	Gender and Number	16
1.4	Currency	16
1.5	Generally Accepted Accounting Principles	16
1.6	Invalidity of Provisions	16
1.7	Entire Agreement	17
1.8	Waiver, Amendment	17
1.9	Governing Law, Jurisdiction	17

Article 2 PURCHASE AND SALE		17

2.1	Agreement to Purchase and Sell, Purchase Price, Allocation and Accommodation Expenses	17
2.2	Payment of Purchase Price, Delivery of Certificates, Payment of Accommodation Expenses and Other Costs	18
2.3	Guarantee of the Fund	19
2.4	Guarantee of the Parent	19

Article 3 REPRESENTATIONS AND WARRANTIES		20

3.1	Representations and Warranties of the Vendors	20
3.2	Representations and Warranties of the Fund	33
3.3	Representations and Warranties of the Purchaser	35
3.4	No Finder’s Fees	36

Article 4 CONDITIONS OF CLOSING		37

4.1	Conditions for the Benefit of the Purchaser	37
4.2	Conditions for the Benefit of the Vendors and the Fund	39

Article 5 CONDUCT OF BUSINESS		40

5.1	Access to Information	40
5.2	Conduct of Business Until Time of Closing	41

Article 6 COVENANTS OF THE PARTIES		45

6.1	Covenants of the Fund	45
6.2	Purchaser’s Covenants	47
6.3	D&O Insurance; Indemnification; Resignations	48
6.4	Assistance with the Wind-Up of the Partnership, the Trust and the Fund	49
6.5	No Solicitation	49
6.6	Acquisition Proposals, Changes in Recommendation, Etc.	51
6.7	Fund Meeting	54
6.8	Circular	55
6.9	Notification of Certain Matters	57
6.10	Required Securities Laws Approvals	57
6.11	Disclosure Letter	57

Article 7 REORGANIZATION AND POST-CLOSING MATTERS		57

7.1	Restructuring	57

7.2	Distribution and Redemption Post-Closing	58

Article 8 TERMINATION		58

8.1	Term	58
8.2	Termination	58
8.3	Effect of Termination	60

Article 9 TERMINATION FEE EVENT		60

9.1	Termination Fee Event	60
9.2	Payment of Termination Fee	61
9.3	Liquidated Damages	61
9.4	Remedies	62

Article 10 CLOSING		62

10.1	Location and Time of the Closing	62
10.2	Deliveries at the Closing	62

Article 11 GENERAL MATTERS		62

11.1	Confidentiality	62
11.2	Public Notices	62
11.3	Expenses	63
11.4	Assignment	63
11.5	Notices	63
11.6	Limitation of Liability in Respect of the Trust and the Fund	65
11.7	Survival of Representations, Warranties and Covenants	66
11.8	Withholding Tax	66
11.9	Time of Essence	66
11.10	Further Assurances	66
11.11	Counterparts	66
11.12	No Waiver of Set-Off	66

ii

PURCHASE AND SALE AGREEMENT
     THIS AGREEMENT is made as of this 24th day of June, 2007,
BETWEEN:
E.D. SMITH OPERATING TRUST,
a trust formed under the laws of the Province of Ontario

(the “Trust”)
- and -
E.D. SMITH LIMITED PARTNERSHIP,
a limited partnership formed under the laws of the Province of Ontario
(the “Partnership”)
(the Trust and the Partnership, collectively, the “Vendors”)
- and -
E.D. SMITH INCOME FUND,
a trust established under the laws of the Province of Ontario
(the “Fund”)
- and -
0795167 B.C. LTD.
(the “Purchaser”)
- and –
TREEHOUSE FOODS, INC.
(the “Parent”)
RECITALS:
     WHEREAS the Fund is the sole legal and beneficial owner of all of the issued and outstanding units of the Trust;
     AND WHEREAS the Trust, at the Time of Closing, will be the sole legal and beneficial owner of the Seaforth GP Shares;
     AND WHEREAS the Partnership is the sole legal and beneficial owner of (a) the Seaforth LP Units and (b) the EDSS Shares;
     AND WHEREAS the Purchaser desires to acquire, and the Vendors desire to sell, all of the Seaforth GP Shares, the Seaforth LP Units and the EDSS Shares, as applicable, on and subject to the terms set out in this Agreement (which, together with the transactions contemplated hereby, is herein collectively referred to as, the “Transaction”);
     AND WHEREAS forthwith following Closing and the redemption of the Units provided in section 7.2, the Fund, the Trust and the Partnership will be wound-up;
     AND WHEREAS the Fund Board has determined (upon a recommendation of the Fund Special Committee and after consultation with its financial and legal advisors) that (a) the Transaction (including the consideration per Unit to be received by the Unitholders upon redemption of their Units) is fair to the Unitholders, (b) the Transaction is in the best interests of the Fund and the Unitholders, (c) it will recommend to Unitholders that they vote in favour of the resolution of the Fund approving the Transaction at the Fund Meeting, and (d) the Fund will cooperate with the Purchaser and take all reasonable steps to support closing of the Transaction on the terms and conditions contained herein.
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements contained in this Agreement and, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows.
ARTICLE 1
INTERPRETATION
1.1 Definitions
     In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Accommodation Expenses” means the Liability or expected Liability of each of the Fund, the Trust, the Partnership or any EDS Group entity in respect of any legal, accounting and other costs and expenses incurred or to be incurred by the Fund, the Trust, the Partnership or the AE Trustees before and after the Closing Date in connection with the completion of the Transaction contemplated hereunder including closing costs and Transaction fees in favour of Genuity (to the extent not forming, and paid as, part of the Other Costs) and all other costs and expenses required to complete (a) any reorganization of all or any part of the EDS Group as may be required by the terms of this Agreement, including those matters to be completed and more particularly described in the Disclosure Schedules, (b) the winding-up of the Partnership, (c) the winding-up of the Trust, and (d) the winding-up of the Fund, including (i) all fees of the advisors to the Partnership, to the Trust and to the Fund, (ii) all reasonable legal fees and disbursements of Vendors’ Counsel, (iv) all accounting and other advisor fees and disbursements, and (iv) all costs and expenses of any nature whatsoever relating to or in connection with the reorganization of the EDS Group and the winding-up of the Partnership, Trust and the Fund, including by way of example those Accommodation Expenses that are described in Schedule 3.1.17 (provided (x) the amounts set out in Schedule 3.1.17 are current good faith estimates, and (y) nothing shall prevent allocation of any part of the Maximum Expense Amount to any one or more of the Accommodation Expenses or the Other Costs);
"Acquisition Proposal” means any proposal or offer from any Person other than the Purchaser or an affiliate of the Purchaser (whether or not in writing, and whether or not made or delivered to the Fund, to the Trust, to any subsidiary of the Fund or directly to the Unitholders) relating to any of:
(a)	any direct or indirect acquisition or purchase of assets (or any lease, long-term supply agreement or other transaction or arrangement having the same economic effect as a sale of assets) of any of the Fund, of the Trust or of any subsidiary of the Fund constituting 20% or more of the value of the assets of the Fund shown on the consolidated balance sheet of the Fund as at December 31, 2006 or of the revenues or net earnings of the Fund shown on the consolidated statement of earnings and deficit of the Fund for the year ended December 31, 2006;

(b)	any direct or indirect acquisition (including, for greater certainty, of securities to be issued), take-over bid, tender offer, exchange offer or similar transaction that, if consummated, would result in any Person owning, controlling or having a right to acquire or subscribe 20% or more of any class of the share capital, voting securities or other equity interests of the Fund, the Trust or any subsidiary of the Fund, as the case may be;

(c)	any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction or series of transactions involving any of the Fund, the Trust or any subsidiary of the Fund other than a transaction the sole parties to which are one or more of the Fund, the Trust or any subsidiary of the Fund;

(d)	any other transaction, the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Transaction, or

(e)	any proposal or offer to do, or public announcement of an intention to do, any of the foregoing from any Person other than the Purchaser or an affiliate of the Purchaser;
“AE Estimate” means an amount equal to $13,590,000 less the Other Costs paid to third parties on the Closing Date, being an estimate of the Accommodation Expenses to be paid to the AE Trustees at Closing pursuant to section 2.2(b);
“AE Trustees” means the Trustees of the Fund (or a corporation in respect of which the Trustees of the Fund are directors) as the party to which the AE Estimate will be paid by the Purchaser at Closing pursuant to the provisions of section 2.2(b);
“affiliate” has the meaning attributed to such term in National Instrument 45-106 — Prospectus and Registration Exemptions;
“Aggregate Escrow Amount” means the amount determined by multiplying (i) $0.60 by (ii) the sum of the number of outstanding Units calculated on a fully diluted basis as set forth on Schedule 3.1.3;

“Aggregate Redemption Amount” means the amount determined by multiplying (i) $9.15 by (ii) the sum of the number of outstanding Units calculated on a fully diluted basis as set forth on Schedule 3.1.3.;
“Agreement” means this agreement, all exhibits attached to it and the Disclosure Letter, in each case as they may be amended or supplemented from time to time, and the expressions “hereof, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;
“annuitant” has the meaning attributed to such term in section 11.6(b);
“Audited Financial Statements” means the consolidated balance sheet of the Fund as at each of December 31, 2005 and December 31, 2006, in each case with accompanying consolidated statements of earnings and deficits and cash flows for the year ended December 31, 2006 and for the period from June 3, 2005 to December 31, 2005 (including the notes thereto) and the report of the auditors of the Fund thereon contained in the Securities Reports;
“Business” means the business carried on by the subsidiaries of the Fund, including for greater certainty, the manufacture, marketing and distribution of branded and private label food products as currently operated directly or indirectly by the Partnership;
“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;
“Circular” means the notice of the Fund Meeting to be sent to Unitholders and the accompanying management information circular in connection with the Fund Meeting, as amended, supplemented or otherwise modified;
“Closing” means the completion of the Transaction pursuant to the terms of this Agreement at the Time of Closing;
“Closing Date” means the date which is three Business Days following the date on which the last of the conditions in Article 4 (other than those which by their nature are to be satisfied at the Closing or on the Closing Date) has been satisfied or waived by the party in whose favour such condition exists;
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Competition Act” means the Competition Act (Canada);
“Competition Act Approval” means the occurrence of either of the following:
(a)	the issuance of an advance ruling certificate pursuant to s. 102 of the Competition Act Canada (the “Act”) by the Commissioner of Competition appointed under the Act (“Commissioner”) to the effect that the Commissioner is satisfied that she would not have sufficient grounds upon which to apply to the Competition tribunal for an Order under s. 92 of the Act with respect to the completion of the transaction; or

(b)	the issuance by the Commissioner of a waiver from the pre-notification obligations of Part IX of the Act, pursuant to ss. 113(c) of the Act, on the basis that substantially similar information was previously supplied in relation to a request for an advance ruling certificate; or that the applicable waiting period under s. 123 of the Act shall have expired, and
(i)	the Purchaser shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under s. 92 of the Act in respect of the Transaction and that any terms and conditions attached to any such advice shall be acceptable to the Purchaser;

(ii)	the Commissioner shall not have made application for an Order under s. 100 of the Act in respect of the Transaction (or if made, that such Order shall have been rescinded on terms and conditions acceptable to the Purchaser); and

(iii)	to the knowledge of the Purchaser and the Vendors, the Commissioner shall not have commenced an inquiry in respect of the Transaction under s. 10 of the Act or, if commenced, that such inquiry shall have been terminated and any action required to be taken shall be acceptable to the Purchaser;
“Confidentiality Agreement” means the confidentiality agreement dated March 16, 2007 between the Fund and the Purchaser, as amended, supplemented and restated from time to time;
“Consents” means all consents, assignments, waivers, approvals or authorizations of, permits, or declarations, filings or notices to, or other approvals of (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) Governmental Authorities or other third parties necessary for the consummation of the Transaction (including, for greater certainty, the Pre-Closing Transactions);
“Contract” means contracts, licences, leases, agreements (including collective agreements), obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which any EDS Group entity is a party or is bound or under which any EDS Group entity has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied);
“Credit Facilities” means the secured credit facilities established by Bank of Montreal (as agent and lender) and other lenders from time to time in favour of each of the Partnership, the Seaforth Partnership, EDSS and EDS USA pursuant to the third amended and restated credit agreement dated as of June 2, 2006, as the same may be amended, supplemented and restated from time to time;

“Current Intercompany Debt” means Indebtedness of the EDS Group owing to/from the Partnership the Trust and the Fund as of the date hereof and prior to the Closing Date, as described in Schedule 3.1.26;
“Data Room Information” means the documents accessible by the Purchaser and the Purchaser’s representatives on June 14, 2007 through the Fund’s virtual data room hosted by Merrillcorp and provided to the Purchaser in electronic format prior to the date hereof and memorialized as such in the cd(s) delivered by the Vendors to the Purchaser prior to the date hereof;
“Debt Financing Commitment” has the meaning attributed to such term in section 6.2(b);
“Disclosure Letter” means the letter dated the date hereof addressed by the Vendors to the Purchaser and to which are attached each of the Disclosure Schedules;
“Disclosure Schedules” means the schedules to the Disclosure Letter containing disclosures by the Vendors and the Fund made to the Purchaser in respect of the representations and warranties of the Vendors and the Fund contained in this Agreement;
“D&O Insurance” means the meaning attributed to such term in section 6.3(b);
“EDS Debt” means the aggregate of all secured and unsecured Indebtedness owing by the Partnership and any EDS Group entity on the Closing Date to any third party, including Indebtedness under the Credit Facilities and the Indebtedness described on Exhibit “A”;
“EDS Group” means, collectively, the Seaforth Partnership, EDSS, EDS USA and each of the other subsidiaries of the Partnership;
“EDS Plans” has the meaning attributed to such term in section 3.1.14(b);
“EDS USA” means E.D. Smith USA Inc., a corporation incorporated under the laws of Pennsylvania;
“EDSS” means E.D. Smith & Sons, Limited, a corporation incorporated pursuant to the laws of the Province of Ontario;
“EDSS Shares” means all of the issued and outstanding shares of EDSS;
“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, security interest, priority, lease, license, title retention agreement, conditional sale agreement, covenant, restriction, easement, right–of-way, title defect, encroachment, option, or adverse claim of any kind or character whatsoever (or binding agreement to create any of the foregoing);
“Environmental Laws” means any applicable federal, state, provincial, municipal or local Law, statute, by-law, ordinance, regulation, order or decree concerning the environment, health and safety or the regulation of Hazardous Substances, including regulation of discharges, spills, releases or threatened releases of Hazardous Substances into the environment;
“Equity Financing Commitments” has the meaning attributed to such term in section 6.2(b);
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as the same may be amended from time to time;
“Escrow Agent” means an escrow agent mutually acceptable to the Vendors and the Purchaser and that will be a party to the Escrow Agreement;
“Escrow Agreement” means a customary escrow agreement in form and substance reasonably acceptable to the Vendors and the Purchaser to be executed on or prior to the Time of Closing;
“Exchange Agreements” means (a) the exchange agreement dated June 5, 2006 between the Fund, the Trust, the Partnership, the GP and Seaforth Creamery Inc. providing for the issuance of the Exchangeable LP Units and the Exchange Rights in favour of Seaforth Creamery Inc. (as amended by a letter agreement between Seaforth Creamery Inc. and GP dated June 5, 2006); and (b) the exchange agreement dated June 3, 2005 between the Fund, the Trust, the Partnership, the GP and certain then existing shareholders of EDSS providing for the issuance of the Exchangeable LP Units and the Exchange Rights in their favour;
“Exchange Rights” means the rights attached to each Exchangeable LP Unit to require the Fund, the Trust and the Partnership to exchange all or any part of the Exchangeable LP Units into Units;
“Exchangeable LP Units” means the class B limited partnership units of the Partnership that are exchangeable for Units pursuant to the Exchange Agreements;
“Fairness Opinion” means the opinion of Genuity, stating, to the effect that, as of the date thereof, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Unitholders under the Transaction is fair from a financial point of view to the Unitholders;
“Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements;
“Financing” has the meaning attributed to such term in section 6.2(b);
“Financing Commitments” means, collectively, the Debt Financing Commitment and the Equity Financing Commitment;
“Fund” means E.D. Smith Income Fund;

“Fund Board” means the board of Trustees;
“Fund Declaration of Trust” means the declaration of trust made as of the 29th day of April, 2005, as amended and restated on May 26, 2005, pursuant to which the Fund was established, as the same may be further supplemented, amended or restated from time to time;
“Fund Meeting” means the special meeting of the Unitholders, including any adjournment or postponement thereof, to be called and held to, among other things, consider the Transaction, the taking of all steps necessary or of assistance to permit the redemption of the outstanding Units and the related winding-up of the Fund, the Trust and the Partnership;
“Fund Special Committee” means the special committee of independent trustees of the Fund formed to consider strategic alternatives including proposals for Unitholder value maximizing alternatives
“GAAP” means Canadian generally accepted accounting principles;
“Genuity” means Genuity Capital Markets, the financial advisor to the Vendors and the Fund;
“Governmental Authority” means any (a) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, including stock exchanges and their associated regulatory bodies; or (d) any arbitrator or arbitral body exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;
“GP” means E.D. Smith GP Inc., the general partner of the Partnership;
“Hazardous Substance” means any asbestos, asbestos containing materials or urea formaldehyde, hydrocarbons, polychlorinated biphenyls, equipment or materials containing polychlorinated biphenyls, lead, pollutants, contaminants, substances of a deleterious, dangerous, hazardous, corrosive or toxic nature, dangerous goods, special or hazardous waste, or any other substance, odour or radiation that is regulated under any applicable Environmental Law with respect to its presence, use, collection, storage, transportation, movement, treatment or disposal or that may impair the natural environment, the health of any individual, property or plant and animal life;
“ICA Approval” means that the Minister designated for the purposes of the Investment Canada Act (Canada) shall have confirmed in writing to the Purchaser, on terms satisfactory to the Purchaser, acting reasonably, that the Minister has determined, or shall have been deemed to have determined, that the Transaction is of “net benefit” to Canada, or the parties hereto shall be satisfied that no such determination is required;

“including” means “including without limitation”, and “include” and “includes” have a corresponding meaning;
“Indebtedness” means, on any date in respect of any Person, without duplication and, except as provided in paragraph (c) below, without regard to any interest component thereof (whether actual or imputed) that is not due and payable, (a) all indebtedness for borrowed money, (b) indebtedness represented by notes payable and drafts accepted representing extension of credit, (c) the face amount of all banker’s acceptances and similar instruments, (d) reimbursement obligations with respect to letters of credit and with respect to letters of guarantee and surety bonds, (e) all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or assets, including all seller notes and “earnout” payments in connection with mergers and acquisitions transactions, and whether or not any such instruments are convertible into capital or that are not so evidenced but that would be considered by GAAP to be indebtedness for borrowed money, (f) obligations under any currency or interest rate cap, swap, collar or similar agreement applicable to any of the foregoing, and (g) the guarantee of any of the foregoing, but excluding, for greater certainty (A) trade payables and accrued liabilities that are current liabilities incurred in the Ordinary Course, (B) obligations as lessee under operating leases as determined in accordance with GAAP, (C) unearned revenue, (D) current and future Taxes, (E) the current portion of leasehold improvement liabilities, and (F) the stated amount of a letter of credit or guarantee to the extent that the obligation in respect of which it has been issued is included in one of paragraphs (a) though (g) above, inclusive;
“Intellectual Property” means trade mark registrations and applications as well as common law trade mark rights, business names, domain names, trade names, patent registrations and applications, all inventions, whether patentable or not, copyright registrations and applications as well as unregistered copyrights, software industrial design registrations and applications, know-how and other confidential information and trade secrets;
“Intercompany Debt” means Indebtedness of the EDS Group owing to the Partnership;
“Interim Financial Statements” means the consolidated balance sheet of the Fund as at March 31, 2007 with accompanying consolidated statements of earnings and deficits, of comprehensive income and of cash flows for the three months ended March 31, 2007 and April 1, 2006 and the notes thereto contained in the Securities Reports;
“Interim Financial Statements Date” means March 31, 2007;
“knowledge” means, with respect to the Fund and the Vendors the knowledge of the Interim Chief Executive Officer and President, the Chief Financial Officer, the Executive Vice President Operations and the Executive Vice President of Sales and Business Development of the Fund, in each case after having made due enquiry and a review of such other books, records and other assets of the EDS Group;
“labour representatives” has the meaning attributed to such term in section 3.1.15(a);

“Laws” means any and all laws, including all federal, state, provincial and local statutes, codes, ordinances, decrees, rules, regulations, ordinances, orders, codes, certificates, by-laws permits, grants, policies, notices and directions and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards or other requirements of any other Governmental Authority, principles of common law or equity, in each case binding on or affecting the Person referred to in the context in which the term was used;
“Leased Real Property” means Real Property subject to any Real Property Leases;
“Liabilities” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute, conditional, contingent or otherwise, including those arising under any Law, those arising under any Contract, permit, license or other undertaking and those arising as a result of any act or omission;
“Litigation” means an action, suit, complaint, grievance claim, arbitration proceeding or other proceeding or investigation, at law or in equity, before any Governmental Authority, by any Person;
“Material Adverse Effect” means a fact, circumstance, change, effect, occurrence or event that, individually or in the aggregate with any other fact, circumstance, change, effect occurrence of event, (a) has or would reasonably be expected to have a material adverse effect on the financial condition, operations, results of operations (financial or otherwise), properties, business, assets, Liabilities, capital or prospects of the EDS Group taken as a whole, (b) would or would reasonably be expected to prevent the Vendors or the Fund from performing its obligations under this Agreement in any material respect, or (c) would or would reasonably be expected to result in a material impairment on the ability of the Purchaser and its subsidiaries to continue operating the Business after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement, other than any fact, circumstance, change, effect, occurrence or event resulting solely from:
(i)	changes in general economic or political conditions including changes in international financial or currency exchange markets;

(ii)	changes in Laws by any Governmental Authority or changes in GAAP;

(iii)	changes affecting generally the industries in which the EDS Group conduct business;

(iv)	the announcement of the execution of this Agreement or of the Transaction;

(v)	the consummation of the Transaction or any actions by the Purchaser, the Vendors, the Fund or any EDS Group entity, alone or taken as a whole, pursuant to the terms of this Agreement; and

(vi)	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, except in the case of clause (i), (ii), (iii) and (vi) above, to the extent those facts, circumstances, changes, effects, occurrences or events have had or would be reasonably likely to have a disproportionate adverse impact on the financial condition, operations, results of operations (financial or otherwise), properties, business, assets, Liabilities, capital or prospects of the EDS Group, taken as a whole, relative to other industry participants;
“Material Agreements” means each Contract to which any EDS Group entity is a party (a) involving expenditures by or payments to any EDS Group entity in excess of $1,000,000 per year; (b) the Real Property Leases; (c) involving rights or obligations that may reasonably extend beyond one year; subject to the qualification that if any such Contract can be terminated without material penalty on 90 days notice or less, such Contract shall not be a Material Agreement even if its term is greater than one year; (d) relating to Indebtedness or relating to the direct or indirect guarantee or assumption by any EDS Group entity (contingent or otherwise) of any payment or performance of obligations of any other Person; (e) providing for the disposition, purchase or sale by any EDS Group entity of any business or assets having a value in excess of $1,000,000 or pursuant to which any EDS Group entity has any material ownership interest in any other person or other business enterprise other than an EDS Group entity; (f) which relate to the acquisition or sale by any EDS Group entity of any operating business or the capital stock or other ownership interest of any other Person and under which an EDS Group entity has any material continuing liability or obligation; (g) which are outside the Ordinary Course; (h) which limits or restricts the ability of any EDS Group entity to compete in, or otherwise to conduct, the Business or any other business in any material manner or place or which grants any EDS Group entity exclusive rights relating to any product or service related to the Business or any other business in any geographic area; (i) which contain “most-favoured nation” provisions; (j) whose termination (other than those terminating by passage of time) could, individually, reasonably be expected to have a Material Adverse Effect; (k) under which any EDS Group entity has received a licence to any third party Intellectual Property that is material to the Business; (l) which, if the relevant EDS Group entity were a “reporting issuer” under Securities Laws, would be required to be filed with the Securities Regulatory Authorities or (m) all collective agreements with labour representatives which are applicable to any employees of any EDS Group entity;
“Maximum Expense Amount” means the amount equal to $14 million.
“Misrepresentation” has the meaning ascribed to such term under the Securities Laws;
“North Coast Earn-out Payment” means the amount to be paid by EDS USA to North Coast Processing, Inc. pursuant to an amended and restated promissory note dated as of February 11th, 2005, as amended and restated on December 7, 2006;
“Ordinary Course” means, with respect to an action taken by a Person, that such action (i) is consistent with past practices of the Person and (ii) is taken in the ordinary course of the normal day-to-day operations of the Person;
“Other Costs” means, those costs payable upon the completion of, arising from or as a result of, the Transaction by any of the EDS Group including but not limited to prepayment penalties for Indebtedness under the EDS Debt, management bonuses, penalties or amounts in respect of change of control Consents, employee retention amounts, Transaction bonuses, the fee payable to the Fund’s financial advisor (to the extent not forming, and paid as, part of

Accommodation Expenses) and the North Coast Earn-out Payment, including by way of an example those Other Costs that are described in Schedule 3.1.17(provided (x) the amounts set out in Schedule 3.1.17 are current good faith estimates, and (y) nothing shall prevent allocation of any part of the Maximum Expense Amount to any one or more of the Accommodation Expenses or the Other Costs);
“Outside Date” means October 31, 2007 or, if the Regulatory Consents have not been obtained as at such date, December 31, 2007;
“Owned Real Property means Real Property owned by any EDS Group entity and listed in the Disclosure Schedules;
“Partnership” means E.D. Smith Limited Partnership;
“Partnership Agreement” means the Limited Partnership Agreement dated as of May 17, 2005 and amended and restated as of May 26, 2005 among the GP, the Trust and each Person who is admitted to the Partnership as provided thereunder;
“Permits” has the meaning attributed to such term in section 3.1.12;
“Permitted Distributions” means all distributions of cash, property or otherwise that are made in the Ordinary Course by any EDS Group entity to the Partnership, and by the Partnership to the Trust and to the Fund, required by the Fund to pay to the Unitholders regular monthly distributions of the Fund consistent with past practices of up to $0.05 per Unit at the normal time for such distributions and in any event no more frequently than once per calendar month for all calendar months prior to Closing;
“Permitted Encumbrances” means any Encumbrance (a) in respect of liabilities shown or reflected in the Financial Statements, (b) arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, (c) arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law, (d) to the extent described in Disclosure Schedule 3.1.18, and (e) that does not materially impair the use or value of the assets encumbered thereby;
“Personal Information” has the meaning attributed to such term in section 3.1.30;
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Pre-Closing Transactions” means the reorganization steps and transactions described in Exhibit “B” to this Agreement and which shall be completed on or before the Time of Closing;

“Proposed Agreement” has the meaning attributed to such term in section 6.6(d);
“Purchase Price” has the meaning attributed to such term in section 2.1(a);
“Purchased Securities” has the meaning attributed to such term in section 2.1(a);
“Purchaser Counsel” means the firm of Stikeman Elliot LLP, Winston & Strawn LLP or such other counsel as the Purchaser may appoint with respect to this Agreement and the matters contemplated hereby;
“Real Property” means all real property in which any EDS Group entity owns, leases or in which it otherwise has an interest, including the Owned Real Property and the Leased Real Property, together with all easements, rights of way and interests appurtenant to them and all Improvements on, in or under them;
“Real Property Leases” means those leases (including subleases and other occupancy agreements) of Leased Real Property entered into by any EDS Group entity and described in the Disclosure Schedules, in each case as the same may have been amended;
“Reference Financial Statements Date” means December 31, 2006;
“Regulatory Approvals” means the approval and Consents required by any Governmental Authority for, in connection with, as a result of or relating to the Transaction or the sale of the business to the Purchaser, including the ICA Approval and, if it is determined that the applicable threshold or thresholds for pre-merger notification are exceeded under the Competition Act, the Competition Act Approval;
“Released Parties” has the meaning attributed to such term in section 11.6(c);
“Response Period” has the meaning attributed to such term in section 6.6(d);
“Right to Match” has the meaning attributed to such term in section 6.6(d);
“Seaforth GP” means E.D. Smith & Sons, GP Ltd., a corporation incorporated under the laws of Ontario and the sole general partner of the Seaforth Partnership;
“Seaforth GP Shares” means all of the issued and outstanding shares of Seaforth GP that, at the Time of Closing, upon completion of the Pre-Closing Transactions, will be legally and beneficially owned by the Trust;
“Seaforth LP Units” means all of the issued and outstanding limited partnership units of the Seaforth Partnership;
“Seaforth Partnership” means E.D. Smith & Sons, LP, a limited partnership formed under the laws of the Province of Ontario;

“Securities Act” means the Securities Act (Ontario), as now in effect and as it may be amended from time to time, and any successor legislation;
“Securities Laws” means all applicable securities Laws, including the Securities Act and the equivalent legislation in each of the other provinces and territories of Canada and the rules and regulations promulgated thereunder, and the requirements and policies of the TSX, all as now enacted or adopted or as the same may from time to time be amended, and the applicable rules, regulations and policies promulgated thereunder;
“Securities Regulatory Authorities” means, collectively, the provincial and territorial securities regulatory authorities in the provinces and territories of Canada in which the Fund is a reporting issuer (or the equivalent), and the TSX;
“Securities Reports” means all annual information forms, management’s discussion and analysis, financial statements, material change reports, press releases and other documents (other than Contracts) required to be filed by the Fund pursuant to applicable Securities Laws and publicly available on SEDAR;
“SEDAR” has the meaning attributed to such term in National Instrument 13-101 — System for Electronic Document Analysis and Retrieval (SEDAR);
“subsidiaries” has the meaning attributed to such term in National Instrument 45-106 Prospectus and Registration Exemption;
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made in writing by a third party to the Fund, any of its subsidiaries or the Unitholders that: (a) did not result from a violation of this Agreement, any Law or any contractual obligation to the Fund or any of its subsidiaries; (b) involves the acquisition or offer by such Person of or for not less than all of the Units or all or substantially all of the consolidated assets of the Fund; (c) that is not subject to a due diligence condition; (d) is likely, in the view of the Fund Board, to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such proposal; (e) in respect of which the required funds are available to effect payment in full of the consideration (judged as if such Acquisition Proposal were a take-over bid under applicable Securities Laws); and (f) in respect of which the Fund Board determines in good faith (after consultation with its financial advisors, and after receiving advice of outside counsel) would, taking into account all of the terms and conditions of such Acquisition Proposal and its consequences to Unitholders, if consummated in accordance with its terms (but not disregarding any risk of non-completion), result in a transaction more favourable to the Unitholders than the Transaction, including from a financial point of view;
“Tax” or “Taxes” means (a) any and all taxes, and any and all other Encumbrances, fees, levies, duties, deficiencies, customs or other similar assessments or Liabilities in the nature of a tax, including any income, capital, gross receipts, ad valorem, net worth, premium, value-added (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), premiums and charges pursuant to any workplace safety and insurance legislation, Canada or other government pension plan premiums, workers’ compensation, production, branch, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, back-up withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, utility, gains, franchise and other taxes imposed by any Governmental Authority, and (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof (including interest, fines, penalties, assessment or additions imposed with respect to the foregoing; taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity;
“Tax Act” means the Income Tax Act (Canada) as amended;
“Tax Returns” means any and all reports, returns declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof;
“Taxing Authority” means any applicable Governmental Authority responsible for the imposition of Taxes;
“Termination Fee” means any payments to be made pursuant to section 9.2;
“Termination Fee Event” has the meaning attributed to such term in section 9.1;
“Time of Closing” means 10:00 a.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;
“Transaction” has the meaning attributed to such term in the recitals to this Agreement;
“Transaction Documents” means collectively, this Agreement, the Disclosure Letter and the Confidentiality Agreement;
“Trust” means E.D. Smith Operating Trust;
“Trust Declaration of Trust” means the declaration of trust made as of the 29th day of April, 2005, as amended and restated on May 26, 2005, pursuant to which the Trust is created, as the same may be further supplemented, amended or restated from time to time;
“Trustees” means the trustees of the Fund;
“TSX” means Toronto Stock Exchange;
“Unitholder Approval” means approval of the Unitholder Resolution;

“Unitholder Resolution” means the Special Resolution (as defined in the Fund Declaration of Trust) of the Unitholders approving the consummation of the Transaction, including for greater certainty the sale of all or substantially all assets of the Fund, any amendments to the Fund Declaration of Trust required and matters related to the subsequent winding up of the Fund, the Trust and the Partnership to be in form and substance satisfactory to the Fund, the Trust and the Purchaser, each acting reasonably;
“Unitholders” means the registered and beneficial holders of the issued and outstanding Units, as the context requires;
“Units” means the issued and outstanding units of the Fund, as currently constituted, other than Exchangeable LP Units and any special voting units issued to the holders of Exchangeable LP Units;
“Vendors” means, collectively, the Partnership and the Trust; and
“Vendors’ Counsel” means the firm of Cassels, Brock & Blackwell LLP or such other counsel as the Partnership and the Trust may appoint with respect to this Agreement and the matters contemplated hereby.
1.2 Headings and Table of Contents
     The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
1.3 Gender and Number
     In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.
1.4 Currency
     Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.
1.5 Generally Accepted Accounting Principles
     In this Agreement, except to the extent otherwise expressly provided, references to “generally accepted accounting principles” mean, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated.
1.6 Invalidity of Provisions
     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties to this Agreement shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.
1.7 Entire Agreement
     The Transaction Documents constitute the entire agreement between the parties to this Agreement pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Transaction Documents. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, trustees, officers, employees or agents, to any other party to this Agreement or its directors, trustees, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the Disclosure Letter, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
1.8 Waiver, Amendment
     Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
1.9 Governing Law, Jurisdiction
     This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. The parties to this Agreement irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the Province of Ontario, Canada for any action, suit or proceeding arising out of or relating to this Agreement or the matters contemplated (and agree not to commence any such action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document in accordance with section 11.5 shall be effective service of process for any action, suit or proceeding brought in such court. The parties to this Agreement irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario, Canada and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
ARTICLE 2
PURCHASE AND SALE
2.1	Agreement to Purchase and Sell, Purchase Price, Allocation and Accommodation Expenses
(a)	Subject to the terms and conditions of this Agreement, at Closing,

(i)	the Trust shall sell, and the Purchaser shall purchase the Seaforth GP Shares,

(ii)	the Partnership shall sell and the Purchaser shall purchase (A) the Seaforth LP Units, (B) the EDSS Shares, and (C) the Intercompany Debt, and

(iii)	the Purchaser shall pay or cause to be paid the EDS Debt in accordance with Section 6.2(c);
(the Seaforth GP Shares, the Seaforth LP Units, the EDSS Shares and the Intercompany Debt collectively, the “Purchased Securities”), all of such Purchased Securities free and clear of any Encumbrances, for an aggregate purchase price (the “Purchase Price”) equal to the sum of (A) the Aggregate Redemption Amount, (B) the Accommodation Expenses and (C) the amount of the EDS Debt, subject to the Purchase Price adjustment provided for in the Escrow Agreement.

(b)	The parties agree that the Purchase Price will be allocated (A) to the Seaforth GP Shares, (B) to the Seaforth LP Units, (C) to the Intercompany Debt, (D) as to the EDS Debt in the amounts determined as pursuant to Section 4.2(f), and (E) as to the balance, to the EDSS Shares, as agreed in writing by the Vendors and the Purchaser, acting reasonably, prior to Closing. The Vendors and the Purchaser shall treat such allocation of the Purchase Price as binding for all purposes, including the filing of all Tax and other returns and the preparation of all financial statements and other documents and records legally required by the respective parties.
2.2	Payment of Purchase Price, Delivery of Certificates, Payment of Accommodation Expenses and Other Costs
(a)	Upon satisfaction or waiver by the party entitled to the benefit of all conditions of Closing set out in Article 4, the Purchase Price will be payable to the Vendors as follows:
(i)	on the Closing Date, by payment by the Purchaser to the Vendors of an amount equal to (A) the Aggregate Redemption Amount less (B) the Aggregate Escrow Amount, by electronic transfer of funds (to an account or accounts as directed by the Vendors in writing) against delivery by the Vendors to the Purchaser of certificates representing the Purchased Securities, duly endorsed in blank for transfer or accompanied by duly signed transfer powers of attorney;

(ii)	on the Closing Date, by payment by the Purchaser to the Escrow Agent, of an amount equal to the Aggregate Escrow Amount as set forth in the Escrow Agreement;

(iii)	on the Closing Date, by payment by the Purchaser to the AE Trustees of an amount equal to the AE Estimate, by electronic transfer of funds (to an account or accounts as directed by the Fund in writing); and

(iv)	from and after the Closing Date, by payment by the Purchaser to the Vendors, as the Vendors may direct in writing, of any and all Accommodation Expenses in excess of the AE Estimate, pursuant to and in accordance with the terms of section 2.2(b) below.
(b)	The Purchaser agrees forthwith on demand from time to time following Closing to pay to the AE Trustees any Accommodation Expenses in excess of the AE Estimate but up to the Maximum Expense Amount, and the AE Trustees agree to (i) hold any such monies paid to them to reimburse or fund the payment of Accommodation Expenses as they are incurred by or on behalf of any of the Vendors or the Fund, as the case may be and (ii) pay to the Purchaser on the fifth anniversary of Closing the unexpended balance (if any) of such monies paid to them and not required to pay Accommodation Expenses on or before the fifth anniversary of Closing to the Purchaser.

(c)	On the Closing Date, the Purchaser shall (i) cause each applicable EDS Group entity that is obligated to pay the Other Costs, to pay those parties entitled to same, by electronic transfer of funds to an account or accounts as directed in writing, and (ii) reimburse to the Vendors any expenditures made by the Vendors prior to the Closing Date, to the extent those expenditures are or shall be considered part of the Other Costs. For greater certainty, the parties agree that the Other Costs are not and shall not be considered to be part of the Purchase Price.

(d)	The provisions of this section 2.2 shall survive Closing and be enforceable against the Purchaser and the AE Trustees in accordance with their terms, until satisfied in full or waived by the Person entitled to the benefit of the subject obligation.
2.3 Guarantee of the Fund
     The Fund hereby unconditionally and irrevocably guarantees the due and punctual performance by the Vendors of their obligations under this Agreement and the other Transaction Documents, as the same may be amended, changed, replaced or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence or other matter whatsoever respecting the Vendors, the Parent or the Purchaser or any successor or permitted assign or any other event or circumstance involving the Parent or the Purchaser or the Vendors that would otherwise limit the obligations of the Fund as guarantor under this agreement to guarantee the obligations of the Vendors hereunder. The Fund shall be obligated to the Purchaser under this agreement to guarantee if and only to the extent that the Vendors are liable to the Purchaser. The Purchaser is not required to exhaust all remedies or first seek any remedy against the Vendors prior to proceeding against the Fund under this agreement to guarantee. In no event shall the liability of the Fund to the Purchaser hereunder be greater than the obligations of the Vendors to the Purchaser under this Agreement.
2.4 Guarantee of the Parent
     The Parent hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents, as the same may be amended, changed, replaced or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence or other matter whatsoever respecting the Purchaser, the Fund or the Vendors or any successor or permitted assign or any other event or circumstance involving the Purchaser, the Fund or the Vendors that would otherwise limit the obligations of the Parent as guarantor under this agreement to guarantee the obligations of the Purchaser hereunder. The Parent shall be obligated to the Vendors under this agreement to guarantee if and only to the extent that the Purchaser is liable to the Vendors. The Vendors are not required to exhaust all remedies or first seek any remedy against the Purchaser prior to proceeding against the Parent under this agreement to guarantee. In no event shall the liability of the Parent to the Vendors hereunder be greater than the obligations of the Purchaser to the Vendors under this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Vendors
     Contemporaneously with the execution and delivery of this Agreement, the Vendors have executed and delivered the Disclosure Letter to the Purchaser containing the Disclosure Schedules required to be delivered pursuant to this Agreement. For greater certainty, any introductory language and headings in the Disclosure Letter or the Disclosure Schedules are inserted for convenience of reference only and will not create, or be deemed to create, a different standard for disclosure than the language set forth in this Agreement. The Disclosure Schedules are arranged in sections and subsections that correspond to the numbered sections and subsections of this Article 3. The Vendors represent and warrant to the Purchaser as set forth below and acknowledge that the Purchaser is relying upon these representations and warranties in entering into of this Agreement.
3.1.1 Organization and Qualification
(a)	Each of the Vendors and each EDS Group entity has been (i) duly formed, settled, continued, incorporated, or amalgamated, as applicable, and organized, (ii) is validly existing under the laws of its jurisdiction of formation, governance, continuance, incorporation, amalgamation or organization, as applicable, (iii) has the requisite power and authority to own or lease its property and assets and to carry on its business as it is now being conducted, and (iv) is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties (owned or leased), or the nature of its activities makes such registration necessary, except where the absence of such registration has not caused and could not be reasonably expected to cause, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the organizational documents of the Vendors and each EDS Group entity, including any amendments thereto, have been provided to the Purchaser.

(b)	Neither the Trust or the Partnership is a “non-resident person” for purposes of the Tax Act.
3.1.2 Power of the Vendors and Due Authorization
     Each of the Vendors has the requisite power and authority to enter into the Transaction Documents and to perform and carry out its obligations thereunder. The execution and delivery of the Transaction Documents by each of the Vendors and the completion by each of the

Vendors of the Transaction and the other agreements, contracts and instruments required by this Agreement to be delivered by the Vendors at Closing have been duly authorized by the Vendors. Each of the Transaction Documents has been duly executed and delivered by each of the Vendors and constitutes a legal valid and binding obligation of each Vendor, enforceable against each Vendor in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. At the Time of Closing, any other agreement or instrument to be delivered by the Vendors pursuant to this Agreement will be duly executed and delivered by the Vendors and will be valid and binding obligations of the Vendors, enforceable against the Vendors in accordance with its terms, subject to the said exceptions as to bankruptcy, insolvency and similar Laws and the availability of equitable remedies.
3.1.3 Capitalization of the Fund and the EDS Group Entities
(a)	The number of Units issued and outstanding on a fully-diluted basis (including, without limitation, the Exchangeable LP Units), assuming the exercise of conversion of all outstanding and vested and unvested options, warrants and other rights to acquire Units or other equity securities of the Fund is 23,743,902.

(b)	The Disclosure Schedules set forth the following information with respect to each EDS Group entity: (a) its name; (b) the number, type and principal amount, as applicable, of its outstanding equity securities and a list of registered and beneficial holders thereof; and (c) its jurisdiction of organization or governance. All such securities have been duly authorized and are validly issued and outstanding and all such securities are fully paid and non-assessable and free of, and were not issued in violation of, any pre-emptive rights. All of the outstanding equity securities of each EDS Group entity have been issued in compliance, in all material respects, with applicable Laws.
3.1.4 Subsidiaries
     Except as disclosed in the Disclosure Schedules, none of the Vendors have any subsidiaries and neither Vendor nor any of its subsidiaries directly or indirectly, owns or has agreed to acquire any equity interests or securities convertible into, or exchangeable or exercisable for, equity interests of any other Person.
3.1.5 Obligations to Issue Securities
     Except as disclosed in the Disclosure Schedules, there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Fund, the Vendors or any EDS Group entity is, or may become obligated to, issue any securities or any securities convertible or exchangeable, directly or indirectly, into any shares, equity securities or partnership interests of the Fund or any EDS Group entity.

3.1.6 Title and Right to Sell the Purchased Securities
     Except as disclosed in the Disclosure Schedules, at Closing, (a) upon completion of the Pre-Closing Transactions, the Trust will be the sole legal and beneficial owner of the Seaforth GP Shares, and (b) the Partnership will be the sole legal and beneficial owner of the Seaforth LP Units and the EDSS Shares, each with good and marketable title thereto, free of all Encumbrances. Except as disclosed in the Disclosure Schedules, there are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of any of the Purchased Securities. At or prior to the Time of Closing, such agreements and restrictions will have been complied with or terminated and, at the Time of Closing, the Vendors will have full legal right, power and authority to sell the Purchased Securities to the Purchaser free of all Encumbrances.
3.1.7 No Contravention
     Except as disclosed in the Disclosure Schedules, the entering into of this Agreement, the sale of the Purchased Securities or the performance by the Vendors of any of their other obligations under this Agreement or any of the Transaction Documents will not contravene, breach or result in any default under, give rise to any termination, cancellation or acceleration rights or loss of benefits under, or give rise to any increased additional accelerated or guaranteed rights or entitlements under, or result in the creation of any material Encumbrance upon any of the properties or assets of any EDS Group entity under the Fund Declaration of Trust, the articles, by-laws, constating documents or other organizational documents of the Vendors or any EDS Group entity or under any Material Agreement or material licence, permit, statute, regulation, order, judgment, decree or Law to which any of them is a party or by which any of them may be bound.
3.1.8 Approvals and Consents
     Except as disclosed in the Disclosure Schedules, no authorization, Consent or approval of, or filing with or notice to, any Governmental Authority or other Person, or under any Material Agreement, is required in connection with the execution, delivery or performance of this Agreement by the Vendors or the sale of any of the Purchased Securities hereunder.
3.1.9 Financial Statements
     The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly, completely and accurately present the financial position of the EDS Group on a consolidated basis and the results of its operations and its cash flows as of the dates and throughout the periods indicated.
3.1.10 Conduct of Business in Ordinary Course
     Except as disclosed in the Securities Reports or set forth in the Disclosure Schedules, since the Interim Financial Statements Date, the Business has been carried on in the Ordinary Course, and there would have been no violation of section 5.2 had such covenants been in effect as of such date except as would not, individually or in the aggregate, have a Material Adverse Effect.
3.1.11 Material Agreements
     The Disclosure Schedules set forth all of the Material Agreements, true, correct and complete copies of which have been provided to Purchaser. Each Material Agreement is a valid and binding obligation of each EDS Group entity that is a party thereto, is in all material respects, in full force and effect and is enforceable against such EDS Group entity, and, to the knowledge of the Vendors, against each other party thereto, in accordance with its terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought. No EDS Group entity is or, to the knowledge of the Vendors, is any other party thereto, in default (with or without notice or lapse of time or both) of the terms of any such Material Agreement in any material respect.
3.1.12 Licenses and Permits
     Except as disclosed in the Disclosure Schedules, each EDS Group entity holds all permits, licences, approvals, certificates and other rights, qualifications and authorizations of or from Governmental Authorities necessary to the conduct of the Business as presently conducted except where the failure to hold such permits, licences, approvals, certificates, other rights, qualifications or authorizations (the “Permits”) has not caused and could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Disclosure Schedules, each EDS Group entity is in compliance with the terms of the Permits held by it, except for any failure to hold or comply with any Permit that have not caused and could not have reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.
3.1.13 Customer/Supplier Relationships
     Except as disclosed in the Disclosure Schedules, since the Interim Financial Statement Date, there has not been, and none of the Vendors or any EDS Group entity has received notice of, any termination or cancellation of, or a material adverse modification or change in, the business relationship with any of the ten (10) largest customers and suppliers to the Business, and, to the knowledge of the Vendors, such customers and suppliers intend to renew their customer Contracts or supplier Contracts, as applicable, in the ordinary course and on terms as favourable as those currently in place.
3.1.14 Employee Arrangements.
(a)	The Disclosure Schedules list, as of the date of this Agreement, all stock option and other equity incentive plans, employment and severance agreements, change of control, retention, pension, profit sharing and retirement plans, long-term incentive plans, and all bonus and other employee benefit or fringe benefit plans, policies or arrangements, including “employee benefit plans” as such term is defined under section 3(3) of ERISA, maintained or with respect to which contributions are made by any EDS Group entity or with respect to which any EDS Group entity has any material liability (collectively, the “EDS Plans"). Except as disclosed in the Disclosure Schedules, none of the EDS Plans provide for any entitlements, benefit increases or the acceleration of, or an increase in, entitlements or securing or funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the Transaction (whether alone or in conjunction with any other event).
(b)	Except as disclosed in the Disclosure Schedules, (i) each EDS Plan which is intended to be qualified under section 401 (a) of the Code has received a favourable determination letter from the Internal Revenue Service that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such EDS Plan; (ii) each EDS Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and the requirements of applicable Law; (iii) no EDS Group entity has incurred a direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any of its EDS Plans or other retirement plan or arrangement (including any “employee pension benefit plan” as defined in section 3(2) of ERISA that the EDS Group or any other entity that together with it is treated as a single employer under section 414 of the Code (an “ERISA Affiliate”), maintains or has ever maintained or to which it contributes, has ever contributed, or has ever been required to contribute), and, to the knowledge of the Trust, no fact or event exists that could reasonably be expected to give rise to any such liability; (iv) all contributions, premiums or payments due or required under or with respect to each EDS Plan are current and have been timely made or properly accrued on the Financial Statements; (v) there are no claims (other than routine claims for benefits), actions, suits, proceedings, investigations or hearings pending or, to the knowledge of Vendors, threatened with respect to any EDS Plan, and (vi) no EDS Group entity or, to the knowledge of Vendors, any fiduciary of any EDS Plan has engaged in a non-exempt prohibited transaction (as defined in section 406 or ERISA or section 4975 of the Code) or engaged in a violation of Part 4 of Title I of ERISA that, in either case, could reasonably be expected result in material liability.

(c)	No EDS Plan or any other “employee benefit plan” (within the meaning of section 3(3) of ERISA) maintained or contributed to by an ERISA Affiliate is, or ever has been, a “defined benefit plan” (within the meaning of section 3(35) of ERISA), a “multiemployer plan” (within the meaning of section 3(37) of ERISA) or a “pension plan” (within the meaning of section 3(2) of ERISA that is subject to Title IV of ERISA.

(d)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under section 4980B of the Code or section 601 of ERISA.

(e)	Except as disclosed in the Disclosure Schedules, no EDS Group entity is a party to or bound by any oral or written Contract for the employment or retainer of any individual, including, for greater certainty, any Contract with directors, officers, employees, consultants, other independent contractors or agents, other than for Contracts of indefinite hire terminable by any EDS Group entity as applicable, without cause on reasonable notice.

(f)	Except as disclosed in the Disclosure Schedules, no EDS Group entity is a party to or bound by any Contract providing for length of notice, severance or termination payment or similar payments, including on a change of control of any EDS Group entity.

(g)	With respect to each EDS Plan, Vendors have made available, or caused to be made available, to the Purchaser copies of all the following documents: (i) the most recent plan document incorporating all plan amendments, (ii) any related trust agreement, insurance contract or other funding vehicle, (iii) the most recent summary plan description, (iv) all contracts with third party service providers (v) if applicable, the most recent IRS determination letter, and, (vi) if applicable, the three most recently filed Form 5500 annual reports.
3.1.15 Labour Matters
(a)	Except as disclosed in the Disclosure Schedules, no EDS Group entity is a party to or bound by any Contract with any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called “labour representatives”) and any EDS Group entity has conducted negotiations with respect to any such future Contracts; and

(b)	Except as disclosed in the Disclosure Schedules, no labour representatives hold bargaining rights with respect to any employees of any EDS Group entity or, to the knowledge of the Vendors, threatened to apply to be certified as the bargaining agent of any employees of any EDS Group entity.
3.1.16 Liabilities and Guarantees
(a)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has any outstanding Liabilities and, to the knowledge of the Vendors, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any Liabilities, and no of the EDS Group entity is a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the Liabilities of any Person, other than:
(i)	Liabilities provided for in the Financial Statements;

(ii)	Liabilities in respect of trade or business obligations incurred after the Interim Financial Statements Date in the Ordinary Course, none of which, individually or in the aggregate, has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, the Business; and

(iii)	Liabilities set out in the Disclosure Schedules.

(b)	Except as disclosed in the Disclosure Schedules, no EDS Group entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Fund, the Vendors or any of their subsidiaries, on the one hand, and any unconsolidated affiliate, including any structure finance, special purpose or limited purpose entity or person, on the other hand) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, any EDS Group entity in the Financial Statements or Securities Reports.
3.1.17 Accommodation Expenses and Other Costs.
     The Disclosure Letter sets out, to the knowledge of the Vendors, a current good faith estimate of all of the Accommodation Expenses and Other Costs incurred (and to be incurred) by the Fund, the Vendors and any other EDS Group entity in connection with (a) the negotiation and settlement of this Agreement including those matters to be completed and more particularly described in the Disclosure Schedules, and the completion of the Transaction and (b) the subsequent wind-up of the Partnership, the Trust and the Fund, in each case including, without limitation, the fees and expenses of the Vendors’ legal advisers, accountants and other professional advisers.
3.1.18 Real Property.
(a)	The Disclosure Schedules set out the municipal address for and a valid legal description of the Owned Real Property and the Leased Real Property. The EDS Group entity described in the Disclosure Schedule in question as the owner thereof has good and marketable title (in fee simple in the case of the Owned Real Property, and leasehold title in the case of the Leased Real Property, save as otherwise set out in the Disclosure Schedules) to the Real Property free and clear of all Encumbrances other than Permitted Encumbrances. The information set out in the Disclosure Schedules regarding the Real Property is true, correct and complete in all material respects.

(b)	Except as disclosed in the Disclosure Schedules, the Vendors have no knowledge of any existing or proposed, contemplated or threatened expropriation or condemnation proceedings that would result in the taking of all or any material part of the Real Property or that would materially adversely affect the current use of all or any material part of the Real Property.

(c)	No EDS Group entity is the owner or lessee of or subject to any agreement or option to own or lease, any real property or any interest in real property, other than the Owned Real Property and the Leased Real Property. The Disclosure Schedules list all the Real Property Leases and sets out, in respect of each Real Property Lease (i) the municipal address and applicable unit of Real Property Leased, (ii) the date of the Real Property Lease and any amendments thereto, and (iii) the parties to the Real Property Lease. True and correct copies of all Real Property Leases (including all amendments thereto) have been made available to the Purchaser in the Data Room Information and all Real Property Leases are valid and binding obligations of the applicable member of the EDS Group or its subsidiaries, as applicable, and, to the knowledge of the Vendors, each of the other parties thereto, and are in full force and effect and unamended.

(d)	Except as disclosed in the Disclosure Schedules, and except as has not caused and could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, no EDS Group entity or, to the knowledge of the Vendors, any of the other parties thereto, is in default or breach of, or has received any notice of default or breach of, or termination under, any Real Property Lease, and, to the knowledge of the Vendors, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Real Property Lease.
3.1.19 Environmental Matters
(a)	Except as disclosed in the Disclosure Schedules:
(i)	the operations of each EDS Group entity complies in all material respects with all applicable Environmental Laws; and

(ii)	to the knowledge of the Vendors, no EDS Group entity is subject to any proceeding or order by or before any Governmental Authority pursuant to any Environmental Law.
(b)	Except as disclosed in the Disclosure Schedules, in connection with the Business, no EDS Group entity:
(i)	has received any written notice (i) alleging that it may be in material violation of any Environmental Law or (ii) threatening the commencement of any material proceeding relating to alleged non-compliance with any Environmental Law or (iii) alleging that it is or may be responsible for any response, clean-up, or corrective action, including any remedial investigation/feasibility study, or liable under any Environmental Law; and

(ii)	has, since March 31, 2005, received any written notice that it is the subject of an investigation of a Governmental Authority to evaluate a discharge, disposal or release or threatened release into the environment of any substance.
(c)	Except as disclosed in the Disclosure Schedules, to the knowledge of the Vendors, there are no events, conditions or circumstances reasonably likely to result in material costs, losses, liability or obligations under Environmental Laws.

(d)	Except as disclosed in the Disclosure Schedules, the Data Room Information contains all material reports, correspondence, assessments and other written documentation relating to compliance with or liability under Environmental Laws or the presence of contaminants in the possession or control of the Vendors or any EDS Group entity.

(e)	Except as disclosed in the Disclosure Schedules, to the knowledge of the Vendors, there are no Hazardous Substances located in the ground or in the ground water under any of the Real Property under circumstances reasonably likely to result in material liability.
3.1.20 Indebtedness
     Except for the EDS Debt, as expressly provided for in the Financial Statements or set out in the Disclosure Schedules, no EDS Group entity has any bonds, debentures, notes, mortgages or other indebtedness outstanding, and no EDS Group entity has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness.
3.1.21 Insurance
     Except as disclosed in the Disclosure Schedules, all physical assets of the EDS Group are covered by fire and other insurance, and the EDS Group entities have comprehensive general liability insurance, with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. True and correct copies of all insurance policies maintained by or for the benefit of the Vendors or their trustees, directors and officers have been made available to the Purchaser in the Data Room Information.
3.1.22 Corporate Records
     Except as disclosed in the Disclosure Schedules, the corporate minute books of each of the EDS Group entities contain minutes of all meetings and resolutions of the directors and security holders held up to April 30, 2007. The Vendors have made available to the Purchaser and Purchaser’s Counsel complete and correct copies of the organizational documents of the Fund and the Vendors up to April 30, 2007.
3.1.23 Books of Account
     The books and records of the EDS Group fairly present and disclose the respective financial positions of the EDS Group as at the relevant dates and all material financial transactions of the EDS Group entities have been accurately recorded in such books and records. The Vendors and the EDS Group have (A) designed such disclosure controls and procedures, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to the Vendors and the EDS Group, is made known to the Chief Executive Officer and Chief Financial Officer of the Vendors and the EDS Group particularly during the period in which the annual Securities Reports are being prepared, and (B) designed such internal control over financial reporting, or caused it to be designed under such Chief Executive Officer’s and Chief Financial Officer’s supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements for external purposes in accordance with Canadian generally accepted accounting principles.

3.1.24 Title to Assets
     Except as disclosed in the Disclosure Schedules, the EDS Group and its subsidiaries have good and marketable title, free of all Encumbrances other than Permitted Encumbrances, to all the assets or rights that are necessary to the conduct of the Business as currently conducted, except for Encumbrances that individually or in the aggregate with all others have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the EDS Group to use such assets in the Business as currently conducted.
3.1.25 Tax Matters
(a)	Except as disclosed in the Disclosure Schedules, each EDS Group entity has timely filed all Tax Returns that it was required to file and all such Tax Returns are true, correct and complete in all material respects. All Taxes owed by each EDS Group entity whether or not shown to be due and owing on any such Tax Return, have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the EDS Group and each EDS Group entity has made adequate provision in its books and records for any Taxes that are not yet due and payable.

(b)	Except as disclosed in the Disclosure Schedules, no foreign, federal, state, provincial or local tax audits or administrative or judicial Tax proceedings are pending or are being conducted with respect to any EDS Group entity. No EDS Group entity has received from any Taxing Authority (including, in jurisdictions where the applicable EDS Group entity, as applicable, has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the EDS Group.

(c)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has any Liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, provincial, local, or foreign law), as a transferee or successor, by contract, or otherwise. No EDS Group entity is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement.

(d)	Except as disclosed in the Disclosure Schedules, (i) no EDS Group entity is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provision of state, provincial, local, or foreign Tax law); and (ii) no withholding must be made by the Purchasers with respect to any gross-up or similar payments that are or may become due in respect of the payments described in subparagraph (i) hereof.

(e)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(f)	Except as disclosed in the Disclosure Schedules, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any EDS Group entity for any taxable period and no request for any such waiver or extension is currently pending.

(g)	Except as disclosed in the Disclosure Schedules, each EDS Group entity has duly and timely collected and withheld all Taxes required be collected and withheld by it (including all Taxes and other amounts required to be collected and withheld by it in respect of any amount paid or credited by it to or for the account or benefit of any employee, independent contractor, creditor or stockholder), and has duly and timely remitted to the appropriate Taxing Authority such Taxes in accordance with applicable Legal Requirements. Each EDS Group entity has complied with all Tax information reporting provisions of applicable Law.

(h)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has executed or entered into a closing agreement pursuant to section 7121 of the Code or any similar provision of state, provincial, local or foreign law, and no EDS Group entity is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(i)	Except as disclosed in the Disclosure Schedules, no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(j)	The EDS Group has given to the Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(k)	Except as disclosed in the Securities Reports, no EDS Group entity has taken any reporting position on a Tax Return, which reporting position, (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, provincial, local or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, provincial, local or foreign Tax law).

(l)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has agreed, or is required to make, any adjustment under Section 481 (a) of the Code, and no Taxing Authority has proposed any such adjustment or change in accounting method.

(m)	Except as disclosed in the Disclosure Schedules, no EDS Group entity has entered into or participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

(n)	Each arrangement or plan relating to any employee or service provider of each EDS Group entity that is subject to Section 409A of the Code has been operated in good faith compliance, in all material respects, with Section 409A of the Code.

(o)	Except as disclosed in the Disclosure Schedules, for all taxable periods, and portions thereof, ending on or before the Closing Date, (i) no EDS Group entity has a “dual consolidated loss” within the meaning of Section 1503(d)(2) of the Code and applicable Treasury Regulations that is subject to disallowance pursuant to Section 1503(d) of the Code, (ii) each of the EDS Group entity has been and continue to be in compliance with all conditions provided in Section 1503(d) of the Code and applicable Treasury Regulations that are required to be satisfied in order to prevent any “dual consolidated loss” from being disallowed pursuant to Section 1503(d) and applicable Treasury Regulations, and (iii) there has been no event or other occurrence that would require the recapture of any “dual consolidated loss” pursuant to Section 1503(d) of the Code and applicable Treasury Regulations.

(p)	Except as disclosed in the Disclosure Schedules, all material elections with respect to Taxes of the EDS Group that are in effect as of the date hereof have been made available to the Purchaser.

(q)	Except as disclosed in the Disclosure Schedules, each EDS Group entity has complied in all respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any comparable provisions of provincial, state, local or foreign law), including but not limited to the contemporaneous documentation and disclosure requirements thereunder.

(r)	The Disclosure Schedules set out the amount of the adjusted cost base of the shares of EDS Holdings Inc., a predecessor corporation of EDSS.
3.1.26 Affiliate Arrangements
     Except as disclosed in the Disclosure Schedules, there are no Material Agreements or other transactions currently in place between the Fund, the Vendors or the EDS Group on the one hand, and (i) any officer or director of the Fund, the Vendors or the EDS Group, (ii) to the knowledge of the Vendors, any holder of record or beneficial owner of 10% or more of the voting securities of the Trust or the Fund, or (iii) to the knowledge of the Fund, any affiliate or associate of any such officer, director or beneficial owner, on the other hand. From and after the Closing, no inter-company Contracts of any kind shall remain outstanding between the Fund or the Vendors on the one hand, and any EDS Group entity on the other hand.
3.1.27 Intellectual Property
     Set forth in the Disclosure Schedules is a list of all applications and registrations for Intellectual Property owned by each EDS Group entity and currently used in the operation of the Business. All material Intellectual Property that is used by the EDS Group in the conduct of the Business is owned by, or licensed to, the EDS Group. To the knowledge of the Vendors and except as disclosed in the Disclosure Schedules, the conduct of the Business does not infringe on any Intellectual Property owned by any other Person. To the knowledge of the Vendors, no other Person other than the EDS Group is using any of the Intellectual Property so as to breach, violate, infringe or interfere with the rights of any EDS Group entity. There is no Litigation pending or, to the knowledge of the Vendors, threatened against any EDS Group entity challenging the validity or enforceability of any of the Intellectual Property. Except as set forth in the Disclosure Schedules, no EDS Group entity has licensed, sub-licensed or otherwise granted any access to or rights in, any of the Intellectual Property to any other Person. Each EDS Group entity has taken reasonable measures and appropriate steps to protect the confidentiality of its trade secrets and confidential information, and, to the knowledge of the Vendors, there has been no unauthorized disclosure of such trade secrets.
3.1.28 Compliance with Laws — No Defaults
(a)	Except as disclosed in the Disclosure Schedules, the EDS Group entities are and have been in compliance in all material respects with all applicable provisions of all applicable Laws. No EDS Group entity has received notice of any material violation of any such Laws. No EDS Group entity is presently subject to any Consent, injunction, order, judgment or decree of any Governmental Authority or other Person, which resulted from a violation or threatened violation of applicable Laws.

(b)	Except as disclosed in the Disclosure Schedules, each EDS Group entity holds, or will hold at the Time of Closing, all permits, leases, by-laws, licences, waivers, exemptions, Consents, certificates, registrations, authorizations, approvals, rights, rights of way and entitlements and the like which are required from any Governmental Authority or any other Person required or necessary to conduct the Business as currently conducted, the failure of which to hold or obtain, individually or in the aggregate, would have a Material Adverse Effect, and all such permits, leases, by-laws, licences, waivers, exemptions, Consents, certificates, registrations, authorizations, approvals, rights, rights of way and entitlements and the like are in full force and effect and in good standing in all material respects, except where such failure would not result in a Material Adverse Effect.

(c)	Except as disclosed in the Disclosure Schedules, the EDS Group entities are not in material default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order, decree, Consent or injunction of any Governmental Authority.
3.1.29 Litigation
     Except as disclosed in the Disclosure Schedules, there is no Litigation pending, or, to the knowledge of the Vendors, threatened against or affecting the EDS Group any of its properties or rights or any of its assets or any EDS Plans. There is no judgment of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of the Vendors, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Government Authority involving, the EDS Group that if resolved adversely to the EDS Group individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
3.1.30 Absence of Certain Business Practices
     Except as disclosed in the Disclosure Schedules, to the knowledge of the Vendors, no EDS Group entity has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the Business (or to assist the EDS Group with any actual or proposed transaction), or made an illegal political contribution, in each case which might subject the EDS Group to any damage or penalty in any civil, criminal or governmental litigation or proceeding.
3.1.31 Privacy
     Except as disclosed in the Disclosure Schedules, each EDS Group entity to the extent required by Law, has a written privacy policy which governs its collection, use and disclosure of information in the possession or under control of any such EDS Group entity and its subsidiaries about an identifiable individual (“Personal Information”) and each EDS Group entity is in compliance, in all material respects, with such privacy policy. All required material Consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business have been obtained.
3.1.32 No Material Adverse Effect
     Except as disclosed in the Securities Reports or the Disclosure Schedules, since the Reference Financial Statements Date, there has not been any Material Adverse Effect and there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by the EDS Group, whether or not covered by insurance.
3.1.33 Non-Arm’s Length Transactions
     Except as disclosed in the Disclosure Schedules or as disclosed in the Securities Reports, no director, officer, employee, consultant or affiliate of the Vendors or any of their subsidiaries is party to any Contract or transaction with the Vendors or any of its subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible of the Vendors or any of their subsidiaries, in either case that will survive the Closing.
3.1.34 Brokers
     No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Fund or any of its subsidiaries, other than Genuity, the fees and expenses of which will be paid by the Fund in accordance with the terms of an engagement letter, a copy of which has been provided to the Purchaser. The Disclosure Letter sets forth (i) the aggregate amount of fees (not including expenses) which the Fund will be required to pay pursuant to such engagement letter (assuming that no unsolicited Acquisition Proposal is received after the date hereof) and (ii) the aggregate amount of such fees paid as of the date of this Agreement.
3.2 Representations and Warranties of the Fund
     The Fund represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon the following representations and warranties in connection with its purchase of the Purchased Securities:

3.2.1 Constitution of and Status of the Fund
     The Fund is an unincorporated, open ended, limited purpose trust duly formed, organized and existing in accordance with the laws of Ontario pursuant to the Fund Declaration of Trust.
3.2.2 Power and Due Authorization
     The Fund has the power and capacity to enter into, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. This Agreement, each of the other Transaction Documents and any other agreements, contracts and instruments required by this Agreement to be delivered by the Fund at Closing has been duly authorized by the Fund. This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by the Fund and are valid and binding obligations of the Fund, enforceable against the Fund in accordance with their respective terms, except (a) that such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought. At the Time of Closing, any other agreement or instrument to be delivered by the Fund pursuant to this Agreement will be duly executed and delivered by the Fund and will be valid and binding obligations of the Fund, enforceable against the Fund in accordance with its terms, subject to the said exceptions as to bankruptcy, insolvency and similar Laws and the availability of equitable remedies.
3.2.3 No Contravention
     Neither the entering into nor the delivery of this Agreement or any other Transaction Document, nor the completion of the transactions contemplated hereby by the Fund will result in the violation of: (a) any provisions of the Fund Declaration of Trust or any other constating document of the Fund; or (b) any Contract to which the Fund is a party or by which it is bound except where such violation would not have a Material Adverse Effect.
3.2.4 Approvals and Consents
     No authorization, Consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by the Fund.
3.2.5 Subsidiaries
     At the Time of Closing and upon completion of the Pre-Closing Transactions, the Fund does not have any subsidiaries other than the Trust, the GP, the Partnership and each of the EDS Group entities and does not directly or indirectly own, or has agreed to acquire any equity, interests or securities convertible into, or exchangeable or exercisable for, equity interests of any other equity, other than as disclosed in the Disclosure Schedules.

3.2.6 Disclosure Record
     The Fund is a reporting issuer (or the equivalent) under applicable Securities Laws and is not in default of any requirements of any applicable Securities Laws; no delisting, suspension of trading or cease trade order with respect to Units or other securities of the Fund, or to the knowledge of the Fund, is threatened. The Fund has filed with the Securities Regulatory Authorities all Securities Reports required to be filed by the Fund under Securities Laws and such Securities Reports comply in all material respects with applicable Securities Laws. After giving effect to all subsequent filings in relation to matters covered in earlier filings, the Securities Reports do not contain any Misrepresentations. Except as disclosed in the Disclosure Schedules, the Fund has not filed any confidential material change report with any Securities Regulatory Authority which as of the date hereof remains confidential (except as disclosed in the Disclosure Schedules). The Fund has made available to the Purchaser copies of any review or inquiry letters received by the Fund from any Securities Regulatory Authority since March 31, 2007, together with all written responses of the Fund thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such review or inquiry letters received by the Fund from any Securities Regulatory Authority. As of the date of this Agreement, to the knowledge of the Fund, none of the Securities Reports is the subject of any ongoing review by any Securities Regulatory Authority.
3.2.7 Written Opinion of Genuity
     The Fund and the Fund Board has received the Fairness Opinion on June 24, 2007 a (true and complete copy of which, when given in writing, will be delivered to the Purchaser by the Fund), to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the consideration to be received by the Unitholders pursuant to the Transaction is fair, from a financial point of view, to such Unitholders, and such opinion has not been withdrawn or modified.
3.3 Representations and Warranties of the Purchaser
     The Purchaser represents and warrants to the Vendors as follows and acknowledges that the Vendors are relying upon the following representations and warranties in connection with its sale of the Purchased Securities:
3.3.1 Incorporation and Status of the Purchaser
     The Purchaser is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
3.3.2 Corporate Power and Due Authorization
     The Purchaser has the corporate power and capacity to enter into, and to perform its obligations under this Agreement and the other Transaction Documents. Each Transaction Document and any other agreements, contracts and instruments required by this Agreement to be delivered by the Purchaser at Closing has been duly authorized by the Purchaser. This Agreement and the other Transaction Documents have been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought. At the Time of Closing, any other agreement or instrument to be delivered by the Purchaser pursuant to this Agreement will be duly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the usual exceptions as to bankruptcy, insolvency and similar Laws and the availability of equitable remedies.
3.3.3 No Violation
     Neither the entering into nor the delivery of this Agreement or any other Transaction Document nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of: (a) any provisions of the constating documents of the Purchaser; or (b) any Contract to which the Purchaser is a party or is bound except where such violation would not have a material adverse Effect on the ability of the Purchaser to carry out its obligations hereunder.
3.3.4 Approvals and Consents.
     No authorization, Consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by the Purchaser.
3.3.5 Financing
     Prior to the Time of Closing, (a) none of the Financing Commitments, as applicable, has been amended or modified in any material respect; and (b) none of the commitments contained in the Financing Commitments, as applicable, has been withdrawn or rescinded. Each of the Debt Financing Commitment and the Equity Financing Commitments, as applicable, in the form so delivered, is in full force and effect and is a valid and binding obligation of the Purchaser and the other parties thereto. Each Financing Commitment, in the form so delivered, as applicable, is in full force and effect as of the date of this Agreement and is a valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. As of the date of this Agreement, the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Closing to be satisfied by it contained in any of the Financing Commitments, as the case may be. The Purchaser has fully paid any and all commitment fees incurred in connection with the Financing Commitments which are due prior to Closing. The Financing Commitments, when funded, will provide the Purchaser with financing at the Closing sufficient to consummate the Transaction upon the terms contemplated by this Agreement and to pay all Accommodation Expenses and Other Costs associated therewith.
3.4 No Finder’s Fees
     Except as disclosed in the Disclosure Schedules, each of the parties to this Agreement represents and warrants to the other that such party has not taken, and agrees that it will not take, any action that would cause the other party (including, in the case of the Vendors, or either of them, that would cause any EDS Group entity) to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.
ARTICLE 4
CONDITIONS OF CLOSING
4.1 Conditions for the Benefit of the Purchaser
     The obligation of the Purchaser to complete the purchase of the Purchased Securities pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchaser) except where the failure of such condition to be satisfied is attributable to a breach by the Purchaser of its material covenants under this Agreement:
(a)	Accuracy of Representations of Trust and Compliance with Covenants. The representations and warranties of the Vendors and the Fund made in or pursuant to this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct at the Time of Closing and all representations and warranties not qualified by a Material Adverse Effect shall be true and correct except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect, in either case as if made at and as of the Time of Closing (except in each case, (i) for those representations and warranties that are to be true and correct as of a specified date, in which case they will be true and correct as of that date only, and (ii) for the representations and warranties contained in sections 3.1.3(a) and 3.1.25(r), which shall be true and correct as if made at and as of the Time of Closing); the covenants contained in this Agreement to be performed by the Vendors and the Fund or any of their subsidiaries at or prior to the Time of Closing shall have been performed in all material respects; and the Purchaser shall have received a certificate confirming the foregoing, signed for and on behalf of the Vendors, the Fund or the Vendors’ Counsel (without personal liability), in form and substance satisfactory to the Purchaser and the Purchaser Counsel, acting reasonably.

(b)	Material Adverse Effect. There shall not have occurred any fact, circumstance, change, effect, occurrence or event that has a Material Adverse Effect.

(c)	Transaction Expenses. The Purchaser shall have received a certificate signed for and on behalf of the Vendors by senior officers of the Fund and of the Vendors (without personal liability), setting forth a good faith estimate of the Accommodation Expenses and the Other Costs do not in the aggregate exceed the Maximum Expense Amount.

(d)	Closing Documents and Proceedings. All documents relating to the authorization and completion of the Transaction and all actions and proceedings taken at or prior to the Time of Closing in connection with the performance by the Vendors and the Fund of their respective obligations under this Agreement, including a special resolution of the Partnership, and such other agreements, certificates and other documents as are reasonably requested by the Purchaser shall be satisfactory to the Purchaser and to the Purchaser Counsel, acting reasonably, and the Purchaser shall have received copies of all such agreements, certificates and other documents and evidence that all such actions and proceedings have been taken as they may reasonably request, in form and substance satisfactory to the Purchaser and the Purchaser Counsel, acting reasonably.

(e)	Regulatory Approvals. All Regulatory Approvals, the absence of which would result in a Material Adverse Effect, shall have been obtained, and such Regulatory Approvals shall be in form and substance satisfactory to the Purchaser and Purchaser Counsel, acting reasonably.

(f)	No Adverse Legislation. No Laws shall have been enacted, introduced or tabled which in the reasonable opinion of the Purchaser would enjoin, prohibit or impose material adverse limitations or conditions on (i) the purchase by or sale to the Purchaser of the Purchased Securities, (ii) the rights of the Purchaser or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of the assets of the Business or (iii) which would make the consummation of the Transaction (or any part thereof) illegal.

(g)	No Adverse Litigation. No Litigation shall be pending or threatened by any Person (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain from the Purchaser any damages that are material individually or in the aggregate, in relation to the value of the Purchased Securities, (ii) seeking to prohibit or limit in any material respect or place any material conditions on the ownership or operation by the Purchaser or its subsidiaries of all or any material portion of the Business or to require any such Person to dispose of, license or hold separate all or any material portion of the assets of the Business, in each case, as a result of or in connection with the transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of the Purchaser or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of the assets of the Business, or (iv) prevent the Business from being operated in substantially the same manner as operated prior to the date of this Agreement.

(h)	Repayment of EDS Debt. All of the Persons to whom the EDS Debt is owed shall have executed and delivered payout statements setting forth the amount required to be paid to each of them on the Closing Date in order to repay in full and terminate the Credit Facilities or other loans provided to the Partnership and any other EDS Group entity by such lenders and shall have executed and delivered releases and discharges of all Encumbrances granted to them, which releases and discharges shall be conditional only upon receipt by them of the payout amounts referred to in such payout statements.

(i)	Unitholder Approval. The Unitholder Approval shall have been obtained at the Fund Meeting.

(j)	Pre-Closing Transactions. The Pre-Closing Transactions shall have been completed.

(k)	Corporate Records. The Purchaser and Purchaser’s Counsel shall have received (i) the corporate minute books of each of the EDS Group entities containing minutes of all meetings and resolutions of the directors and security holders and (ii) complete and correct copies of the organizational documents of the Fund and the Vendors.
The Purchaser, in the case of a condition set out in this section 4.1, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon by the parties hereto without prejudice to any of the Purchaser’ rights in the event of non-performance of or non-compliance with any other condition in whole or in part. For greater certainty, any such waiver will not constitute a waiver of any other conditions in favour of the Purchaser. In such a case, the Purchaser will retain the right to complete the Transaction herein contemplated but will not have the right to sue the Vendors or be indemnified by the Vendors in respect of any breach of their covenants, obligations or any inaccuracy or misrepresentation in a representation or warranty which gave rise to the non-performance of or non-compliance with the condition so waived.
4.2 Conditions for the Benefit of the Vendors and the Fund
     The obligations of the Vendors and the Fund to complete the sale of the Purchased Securities hereunder is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Fund and the Vendors) except where the failure of such condition to be satisfied is attributable to a breach by the Vendors or the Fund of their respective covenants under this Agreement:
(a)	Accuracy of Representations of Purchaser and Compliance With Covenants. The representations and warranties of the Purchaser made in or pursuant to this Agreement that are qualified by reference to materiality shall be true and correct at the Time of Closing and all representations and warranties not qualified by materiality shall be true and correct in all material respects, in either case as if made at and as of the Time of Closing (except in each case, for those representations and warranties that are to be true and correct as of a specified date, in which case they will be true and correct as of that date only); the covenants contained in this Agreement to be performed by the Purchaser at or prior to the Time of Closing shall have been performed in all material respects; and the Vendors shall have received a certificate confirming the foregoing, signed for and on behalf of the Purchaser by senior officers thereof (without personal liability), in form and substance satisfactory to the Vendors and Vendors’ Counsel, acting reasonably.

(b)	Closing Documents and Proceedings. All documents relating to the authorization and completion of the Transaction and all actions and proceedings taken at or prior to the Time of Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and to the Vendors’ Counsel, acting reasonably, and the Vendors shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as it may reasonably request, in form and substance satisfactory to the Vendors and the Vendors’ Counsel, acting reasonably.

(c)	Regulatory Approvals. All Regulatory Approvals, the absence of which would result in a Material Adverse Effect, shall have been obtained, and such Regulatory Approvals shall be in form and substance satisfactory to the Vendors and the Vendor’s Counsel, acting reasonably.

(d)	No Adverse Legislation. No Laws shall have been enacted, introduced or tabled which would enjoin, prohibit or impose material limitations or conditions on the purchase by or sale to the Purchaser of the Purchased Securities, or which would make the consummation of the Transaction (or any part thereof) illegal.

(e)	No Action to Restrain. No Litigation shall be pending or threatened by any Person to restrain or prohibit the completion of the Transaction.

(f)	Repayment of EDS Debt. All of the Persons to whom the EDS Debt is owed shall have executed and delivered payout statements setting forth the amount required to be paid to each of them on the Closing Date in order to repay in full and terminate the Credit Facilities or other loans provided to the Partnership and any other EDS Group entity by such lenders and shall have executed and delivered releases and discharges of all Encumbrances granted to them, which releases and discharges shall be conditional only upon receipt by them of the payout amounts referred to in such payout statements, with effect on and from Closing.

(g)	Payment of EDS Debt. Subject to compliance with section 4.2(f) above, at Closing, the Purchaser shall have funded the payment of the EDS Debt as provided in section 6.2(c).

(h)	Unitholder Approval. The Unitholder Approval shall have been obtained at the Fund Meeting.

(i)	Pre-Closing Transactions. The Pre-Closing Transactions shall have been completed.

(j)	Payment of the Purchase Price and AE Estimate. The Purchaser shall have paid the Purchase Price to the Vendors under section 2.2(b) and shall have paid the AE Estimate to the AE Trustees under section 2.2(b).
     The Vendors and the Fund, in the case of a condition set out in this section 4.2, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon by the parties hereto. For greater certainty, any such waiver will not constitute a waiver of any other conditions in favour of the Vendors and the Fund. In such a case, the Vendors and the Fund will retain the right to complete the Transaction herein contemplated but will not have the right to sue the Purchaser or be indemnified by the Purchaser in respect of any breach of its covenants, obligations or any inaccuracy or misrepresentation in a representation or warranty which gave rise to the non-performance of or non-compliance with the condition so waived.
ARTICLE 5
CONDUCT OF BUSINESS
5.1 Access to Information
     The Vendors shall give, and shall cause each EDS Group entity to give, until the Time of Closing, to the Purchaser and their accountants, legal advisors and representatives during normal business hours reasonable access to their leased properties, premises, all their assets, books, accounts, Tax Returns, Contracts, commitments and records and to their personnel and to furnish them with all such information relating to the Business and their affairs and assets as the Purchaser may reasonably request. The Purchaser shall have the right to have such leased properties and premises inspected and tested by their representatives. The Vendors shall, and shall cause each EDS Group entity to cooperate and assist, to the extent reasonably requested by the Purchaser in respect of such reviews, inspections or tests.
5.2 Conduct of Business Until Time of Closing
(a)	Except as expressly provided in this Agreement or except with the prior written Consent of the Purchaser (not to be unreasonably withheld or delayed), during the period from the date of this Agreement until the earlier of the Time of Closing and the date on which this Agreement is terminated in accordance with its terms, the Fund and the Vendors shall:
(i)	cause each EDS Group entity to operate the Business only in the Ordinary Course and, to the extent consistent with such operation, use reasonable efforts to preserve its business organization, including the services of its officers and employees, goodwill, and business relationships with customers, suppliers and others having business dealings with it;

(ii)	cause each EDS Group entity to maintain all its assets, whether owned or leased, in good condition and repair and maintain insurance upon all its assets comparable in amount, scope and coverage to that in effect on the date of this Agreement; and

(iii)	cause each EDS Group entity to maintain their books, records and accounts in the Ordinary Course.
(b)	Without limiting the generality of any of the foregoing, except (i) with the prior written Consent of the Purchaser (not to be unreasonably withheld or delayed) and (ii) as set out in the Disclosure Schedules, during the period from the date of this Agreement until the earlier of the Time of Closing and the date on which this Agreement is terminated in accordance with its terms, or except as specifically provided for in the Disclosure Schedules or in connection with the Pre-Closing Transactions, the Fund shall not, and shall cause each of the Vendors and each EDS Group entity to not, directly or indirectly, do any of the following:
(i)	issue, sell, grant, pledge, lease, dispose of, encumber or agree to issue, sell, grant, pledge, lease, dispose of or encumber any Purchased Securities or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind (including for greater certainty, under any shareholder rights plan or similar “poison pill” arrangement) to acquire any Purchased Securities or other securities of, the Fund, the Vendors or any EDS Group entity other than pursuant to existing contractual obligations disclosed in the Disclosure Schedules;

(ii)	amend or propose to amend the Fund Declaration of Trust or any constating documents of the subsidiaries of the Fund, as applicable;

(iii)	split, combine or reclassify any outstanding Units, Purchased Securities or other securities of the Fund, the Vendors or any EDS Group entity, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Units or other securities of the Fund, the Vendors or any EDS Group entity, except for Permitted Distributions;

(iv)	redeem, purchase or offer to purchase any Units, shares or other securities of the Fund or any of the subsidiaries of the Fund;

(v)	reduce the capital or stated capital of the Fund or any of the subsidiaries of the Fund other than for purposes of making Permitted Distributions;

(vi)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or division or make any investment either by purchase of shares, securities, contributions of capital or otherwise in any other Person, or by purchase of any property or assets of any other Person;

(vii)	enter into any joint venture or similar agreement, arrangement or relationship in respect of any of its material assets;

(viii)	except in the Ordinary Course pursuant and in accordance with the Credit Facilities, incur or commit to incur any Liabilities or commit to provide guarantees, endorsements or otherwise become responsible for any Liabilities of any other Person;

(ix)	other than in the Ordinary Course, pay, settle, discharge or satisfy any material Liabilities;

(x)	incur or commit to incur any capital expenditure of more than $500,000 or more than $2,000,000 in the aggregate;

(xi)	enter into, terminate, modify, amend, waive any rights under, or release any Person from any obligation under, any Material Agreement;

(xii)	enter into, terminate or modify in any material respect any interest rate, forward, swap, hedge or other similar financial obligations, other than in the Ordinary Course in accordance with past practice;

(xiii)	enter into any Contract or other transaction between the Fund or any of the EDS Group entities, on the one hand and (i) any trustee, director or officer of the Fund or any of the EDS Group entities, (ii) any holder of record or, to the knowledge of the Fund, beneficial owner of 10% or more of the Units or (iii) any affiliate, associate or other Person not dealing at arm’s length with any such trustee, director, officer, holder of record, or beneficial owner, on the other hand, or make any payment to any of the Persons described in paragraphs (i) to (iii) above under any contractual arrangement;

(xiv)	sell, transfer, lease, license, mortgage, encumber (including granting any rights of first refusal, options to purchase, or any other right of participation) or otherwise dispose of any of its properties or assets

(including the securities of the Fund or any the subsidiaries of the Fund) other than in the Ordinary Course;

(xv)	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than for travel expenses and similar advances to its employees in the Ordinary Course) to, any Person;

(xvi)	make any changes in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Laws;

(xvii)	except as permitted in this Agreement, issue any broadly distributed communication targeted to employees (including general communications relating to benefits or compensation), customers, or suppliers concerning the Transaction, without consulting the Purchaser;

(xviii)	waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing Material Agreement;

(xix)	take active steps to rescind (or allow to lapse or be subject to any suspension) any material license, permit, certificate, Consent, order, waiver, authorization, approval or registration to which any EDS Group entity is a party or by which any of them are bound or that is required in connection with the conduct of the Business;

(xx)	other than as provided in this Agreement and the Pre-Closing Transactions, (i) reorganize, amalgamate or merge any of the Fund or any of the subsidiaries of the Fund with any other Person whatsoever, (ii) liquidate, dissolve or wind-up the Fund or any of the subsidiaries of the Fund, or (iii) except in respect of the wind-up of the Partnership, the Trust and the Fund following the Closing, adopt a plan or resolutions providing for any of the foregoing;

(xxi)	enter into or modify any collective agreement, employment, consulting, severance, retention, change of control or similar agreements or arrangements with, or grant any bonuses, incentive awards, salary or fee increases to employees other than executives in the Ordinary Course, severance or termination pay to, any trustees, directors, officers, employees or consultants, or take any action with respect to the grant of any such bonuses, salary or fee increases, severance or termination pay or with respect to any increase of benefits payable, directly or indirectly, to such trustees, directors, officers, employees and consultants in effect on the date hereof or increase the benefits under, adopt, terminate, amend or otherwise modify in any material respect any EDS Plan;

(xxii)	increase the amount set forth in the Disclosure Letter in respect of the aggregate amount required to be disclosed pursuant to Section 3.1.34 (Brokers) of this Agreement;

(xxiii)	take any action which would render, or which would reasonably be expected to render, prior to Closing, (i) any representation or warranty made by the Vendors in this Agreement which is qualified by reference to a Material Adverse Effect untrue, or (ii) any representation or warranty made by the Vendors in this Agreement which is not qualified by reference to a Material Adverse Effect untrue except where the failure of such representations and warranties in the aggregate to be untrue in all respects would not have, or would not reasonably be expected to have, a Material Adverse Effect;

(xxiv)	do anything or omit to do anything that would affect the Fund’s status as a “mutual fund trust” for purposes of the Tax Act;

(xxv)	other than with respect to the previously announced closure of the facility located in Abbotsford, British Columbia described in the Disclosure Letter, adopt, implement, announce, take any action or step, incur any expense, make any filing, enter into any discussion with any Person with respect to, or agree to a plan or agreement relating to the complete or partial closure of a facility, consolidation, restructuring or other reorganization of the Business or otherwise materially reduce the operations of the Business at any facility; provided, that not withstanding anything to the contrary in this Agreement, Purchaser may withhold its consent with respect to any matter contemplated by this section 5.2(b)(xxv) in its sole discretion; or

(xxvi)	agree or commit, in writing or otherwise, to take any of the actions referred to in this section 5.2(b), or take any action or agree or commit in writing or otherwise, to take any action that would in any material respect impede or delay the ability of the parties to consummate the transactions contemplated by this Agreement by the Outside Date.
(c)	The Fund shall promptly notify the Purchaser of any resignation or termination of, or leave of absence taken by, any trustee, director or officer of the Fund, the Vendors or any EDS Group entity.

(d)	The Fund shall promptly notify the Purchaser, initially orally and promptly thereafter in writing, of: (i) any Material Adverse Effect, or any change which would reasonably be expected to have a Material Adverse Effect; (ii) any Governmental Authority or third party litigation, investigations or hearings, or material complaints; (iii) any change (actual, anticipated, contemplated or, to the knowledge of the Fund or the Vendors, threatened, financial or otherwise) that would render, or reasonably be expected to render, any representation or warranty misleading or untrue in any material respect or result in the failure to comply or satisfy any covenant, condition or agreement to be complied with or satisfied by the Vendors hereunder prior to the Closing; (iv) any notice or other communication from any Person alleging that the Consent of such Person is required in connection with the transactions contemplated by this Agreement; and (v) any filing made by the Fund or any of the subsidiaries of the Fund with any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to the Purchaser; and the Fund and the Vendors shall in good faith discuss with the Purchaser any change in circumstances (actual, anticipated, contemplated, or to the knowledge of the Fund or the Vendors, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Purchaser pursuant to this section 5.2(d).
(e)	Except as set out in the Disclosure Schedules, the Fund shall and shall cause each EDS Group entity to:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely pay all Taxes which are due and payable unless validly contested;

(iii)	not make or rescind any material express or deemed election relating to Taxes, or file any amended Tax Returns;

(iv)	not make a request for a Tax ruling or enter into a closing agreement with any Taxing Authorities;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(vi)	not change in any material respect any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the Taxation year ending December 31, 2006, except as may be required by applicable Laws; and

(vii)	properly reserve (and reflect such reserves in its books and records and financial statements) in accordance with past practice and in the ordinary course of business, for all Taxes accruing in respect of the Vendors or each EDS Group entity which are not due or payable prior to the Closing Date.
ARTICLE 6
COVENANTS OF THE PARTIES
6.1	Covenants of the Fund
(a)	The Fund shall, and shall cause the Vendors and each EDS Group entity to, perform all obligations required to be performed by the Fund, the Vendors or the EDS Group entity under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things within its power which may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the Transaction and, without limiting the generality of the foregoing, the Fund shall and where appropriate shall cause the Vendors and each EDS Group entity to:
(i)	if requested by the Purchaser, participate in joint presentations to Unitholders at times to be mutually agreed acting reasonably, except to the extent that the Fund Board has withdrawn, modified or qualified its recommendation to Unitholders in accordance with the terms of this Agreement;

(ii)	advise the Purchaser as requested which may include on a daily basis on each of the last seven Business Days prior to the Fund Meeting as to the aggregate tally of the proxies and votes received in respect of the Fund Meeting and all matters to be considered at such meeting;

(iii)	use commercially reasonably efforts to obtain all necessary Consents, approvals and authorizations, and make all necessary registrations and information submissions, that are required to be obtained under applicable Law for the Vendors to consummate the Transaction, and cooperate with the Purchaser, including through the submission of required information, in respect of all Consents, approvals or authorizations that are required to be obtained under applicable Law by the either the Vendors or the Purchaser;

(iv)	use commercially reasonable efforts to obtain Unitholder Approval, except to the extent that the Fund Board has withdrawn, modified or qualified its recommendation to Unitholders in accordance with the terms of this Agreement (for the avoidance of doubt and without limitation, it is agreed and understood that such commercially reasonable efforts shall include adjourning or postponing the Unitholder Meeting from time to time at the Purchaser request);

(v)	cooperate with the Purchaser in seeking any third party Consents under leases, licenses, mortgages or other agreements, including in respect to all Material Agreements;

(vi)	use commercially reasonable efforts to defend, have lifted or rescind, in consultation with the Purchaser, all lawsuits, injunctions or restraining orders, or other legal, regulatory or other proceedings to which it is a party, or to which it is subject, challenging or affecting this Agreement or the consummation of the Transaction;

(vii)	reasonably cooperate with the Purchaser in connection with the arrangement of the financing for the Transaction, and in connection with the repayment, conversion, discharge or refinancing of any indebtedness of any EDS Group entity (including the EDS Debt), provided that the Vendors will not be obligated to assume any obligations or liabilities or do anything that would be prejudicial to any EDS Group entity and including to deliver any notice of pre-payment under its existing Credit Facilities unless the Purchaser agrees to, indemnify of the Fund, the Vendors or the relevant EDS Group entity in respect of any liability for prepayment, break or other fees and costs arising out of such notice of prepayment in the event the Transaction is not completed; and

(viii)	reasonably cooperate with the Purchaser with respect to any Tax planning or Tax structuring proposed by the Purchaser in connection with the Transaction, to the extent such Tax planning or Tax structuring does not cause prejudice or result in any additional costs (unless such costs are paid or otherwise indemnified by the Purchaser) to the Vendors, the Fund, the EDS Group or the Unitholders.
(b)	The Purchaser hereby acknowledges and agrees that in the Ordinary Course the Fund and its subsidiaries provide to each other certain services and support that is the base of the Current Intercompany Debt. Any services and support (financial or otherwise) that are currently provided or arranged to be provided by the Fund and/or its subsidiaries to/from the EDS Group entities will cease to be provided on Closing. As a result, prior to Closing, the Fund and its subsidiaries shall be permitted to, and shall be permitted to cause the EDS Group entities to, take all necessary actions to effect the payments and transactions set forth on Schedule 6.16.2(b) of the Disclosure Schedules. Notwithstanding any other provision of this Agreement, the Purchaser acknowledges that no representation, warranty or covenant of the Vendors contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of the actions contemplated by this section 6.1(b) as long as any such actions do not have any financial or economic impact in the value of the Transaction and on the affairs of the Purchaser. The Vendors shall provide copies of the documents relating to the transactions mentioned above promptly upon the request of the Purchaser. For greater certainty, on the Closing Date all of the Current Interncompany Debt will be paid off and the only intercompany debt outstanding will be the Intercompany Debt.
6.2 Purchaser’s Covenants
(a)	Except as expressly provided in this Agreement or except with the prior written Consent of the Vendors, prior to the Time of Closing the Purchaser shall make commercially reasonable efforts to:
(i)	do or refrain from doing any act or thing in order to ensure that the representations and warranties in section 3.2 remain true and correct at the Time of Closing to the extent contemplated by section 4.2;

(ii)	satisfy or cause to be satisfied the conditions in section 4.2 which are under its control; and

(iii)	obtain all necessary Consents, approvals and authorizations, and make all necessary registrations and information submissions, that are required to be obtained under applicable Law for the Vendors to consummate the Transaction, and cooperate with the Fund, including through the submission of required information, in respect of all Consents, approvals or authorizations that are required to be obtained under applicable Law by the Vendors.
(b)	As of the date hereof, the Purchaser has delivered to the Vendors true and complete copies of (a) a commitment letter among the Purchaser and the lender parties thereto, pursuant to which the lender parties thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing Commitment”); and/or (b) equity commitment letters among the Purchaser and the equity financing parties thereto (the “Equity Financing Commitments”) pursuant to which the parties thereto have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the financing provided for in the Equity Financing Commitments and the Debt Financing Commitment, is collectively referred to as the “Financing”), in form and substance satisfactory to the Vendors and the Vendors’ Counsel. The Purchaser agrees to do all acts and things that are or may be necessary in order to ensure that (i) the Financing is completed and in place at the Time of Closing, (ii) the funds provided to the Purchaser thereunder are freely available for use by the Purchaser at the Time of Closing, and (iii) the Aggregate Redemption Amount and the AE Estimate are duly paid to the Vendors on Closing in accordance with the terms of this Agreement.
(c)	At the Time of Closing, subject to section 4.2(f), the Purchaser shall pay or cause to be paid to each of the Persons to whom the EDS Debt is owed such amounts as required to be paid to each of them on the Closing Date pursuant to the payout statements delivered on Closing in order to repay in full and terminate the Credit Facilities or any other EDS Debt provided to the Partnership and any other EDS Group entity by such lender.

(d)	Following the Closing Date, the Purchaser covenants and agrees to take, or cause to be taken by each EDS Group entity on the date hereof, at no charge or consideration for overhead or otherwise, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, in each case as reasonably requested by the Fund, in order to: (i) provide the Fund with any information, documentation and administrative assistance it requires in order to prepare and file all Tax Returns; (ii) assist the Fund and any subsidiaries of the Fund in connection with (A) providing notices and information (in respect of Tax matters) to its Unitholders, (B) ceasing to have its Units listed on the TSX and (C) ceasing to be a reporting issuer of each of the applicable provinces and territories of Canada; and (iii) assist the Fund in connection with completing all administrative matters necessary or advisable to properly effect the redemption of the Units in accordance with the terms of the Fund Declaration of Trust, as the case may be (each as may be amended in accordance with this Agreement) and the winding up of the Fund, the Trust and the Partnership and any subsidiaries of the Fund other than the EDS Group entities following the end of its taxation year in which such redemption occurs or such other time as the Purchaser determines is appropriate. For greater clarity, nothing in this section 6.1(b) shall require the Purchaser or the subsidiaries of the Fund to assist or otherwise take any actions in connection with the payment of any redemption proceeds or distribution to the Unitholders or make any of them or any of their respective directors, officers, employees, affiliates, agents or assigns liable or responsible therefor.
6.3 D&O Insurance; Indemnification; Resignations
(a)	From and after the Time of Closing, the Purchaser shall indemnify the individuals who at or prior to the Time of Closing were trustees, directors or officers (or equivalent) of the Fund, the Vendors or the EDS Group, as applicable, with respect to all acts or omissions to act by them in their capacities as such at any time prior to the Time of Closing (and in the case of the Trustees, at any time prior to and including the completion of the winding-up of the Partnership, the Trust and the Fund) to the fullest extent permitted by their respective certificates of incorporation, by-laws or other constating documents.

(b)	At the option of the Vendors and expense of the Purchaser, at or prior to Closing, the Purchaser will provide, or cause to be provided, for a period of six years following the Time of Closing, the trustees, directors and officers (or equivalent) of the Fund, the Vendors or the EDS Group entities, as applicable, with an insurance and indemnification policy (the “D&O Insurance”) that provides coverage for events occurring at or prior to the Time of Closing (and in the case of the Trustees, at any time prior to and including the completion of the winding-up of the Partnership, the Trust and the Fund) that is comparable in all material respects and no more favourable than their existing policy.

(c)	The individuals who at or prior to the Time of Closing were trustees, directors or officers (or equivalent) of the Vendors and the Fund, or the EDS Group entities and its subsidiaries, as applicable, to whom this section 6.3 applies shall be third party beneficiaries of this section 6.3. The provisions of this section 6.3 are intended to be for the benefit of each such individual, his or her heirs and assigns and his or her representatives.

(d)	In the event that the Purchaser, any EDS Group entity or any of their respective successors or assigns (i) consolidates with or mergers into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such corporation or entity shall succeed to the obligations of this section 6.3.

(e)	The Vendors shall assist the Purchaser in obtaining and delivering to the Purchaser at the Closing evidence reasonably satisfactory to the Purchaser of the resignation effective as of Closing, of the directors and officers of each EDS Group entity.
6.4 Assistance with the Wind-Up of the Partnership, the Trust and the Fund
     Following the Closing, the Purchaser covenants and agrees to take all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, in each case as reasonably requested by the Partnership, the Trust and the Fund to properly wind-up the Partnership, the Trust and the Fund in accordance with the terms of their respective constating documents, including, providing the Fund and the Vendors with any information, documentation and administrative assistance it requires in order to give effect to the provisions of this section 6.4.
6.5 No Solicitation
     Subject to section 6.6, the Fund agrees, until the Time of Closing:
(a)	not to, directly or indirectly, through any officer, trustee, director, employee, representative (including any financial, legal or other advisor) or agent of the Fund or any of its subsidiaries, (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information regarding the Fund or any of its subsidiaries, permitting any visit to any facilities or properties of the Fund or any of its subsidiaries, or entering into any form of written or oral agreement, arrangement or understanding) the initiation of any inquiries, proposals or offers regarding, or that may reasonably be expected to lead to, an actual or potential

Acquisition Proposal, (ii) enter into, engage, continue or otherwise participate in any discussions or negotiations in furtherance of or regarding any inquiries or proposals or that would reasonably be expected to lead to an Acquisition Proposal or provide any information with respect to any actual or potential Acquisition Proposal provided that, for greater certainty, the Fund may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board has so determined, provided, that in doing so, no other information is communicated to such Person, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Purchaser, the approval or recommendation of the Fund Board or any committee thereof of the Transaction (including the recommendation of the Fund Board to the Unitholders to vote for the Unitholder Resolution), (iv) accept, approve or recommend or remain neutral with respect to, or propose publicly to approve or recommend or remain neutral for a period exceeding five (5) Business Days with respect to, any Acquisition Proposal or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal or that would require the Fund to abandon, terminate or fail to consummate the Transaction or any other transaction contemplated by this Agreement;

(b)	to, and shall cause its subsidiaries and the trustees, officers, directors, employees, representatives, advisors and agents of the Fund and its subsidiaries to, immediately cease and terminate any existing solicitations, facilitations, encouragements, activities, discussions or negotiations with any Persons (other than the Purchaser and its affiliates) with respect to any potential Acquisition Proposal whether or not initiated by the Fund or any of its subsidiaries;

(c)	to enforce, or shall cause to be enforced, all confidentiality and standstill agreements entered into by the Fund or any of its subsidiaries, agents or trustees with other parties relating to a potential Acquisition Proposal unless such actions would otherwise be permitted by section 6.6;

(d)	to immediately cease to provide any other Person with access to any information concerning the Fund and its subsidiaries in connection with an Acquisition Proposal and, to the extent it is permitted to do so, promptly request the return or destruction of all information provided to any Person that has entered into a confidentiality agreement relating to a potential Acquisition Proposal to the extent that such information has not been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreements;

(e)	to cause the Data Room or any other electronic or physical data room to no longer be accessible to or by any Person other than the Purchaser and its affiliates; and

(f)	to ensure that its officers, trustees, directors, representatives (including for greater certainty any financial, legal or other advisors) and agents, and each of its subsidiaries and their respective officers, trustees, directors, representatives (including for greater certainty any financial, legal or other advisors) and agents, are aware of the provisions of this section 6.5 and the Fund shall be responsible for any breach of this section 6.5 by any such Person.
     For greater certainty, nothing in this Agreement shall preclude (i) an unsolicited written Acquisition Proposal from a Person, or the affiliates of a Person, party to a standstill agreement with the Fund to be considered a bona fide Acquisition Proposal for the purposes hereof (whether or not such standstill agreement operates to permit such proposal with or without the approval or authorization of the Fund or of the Fund Board (or a committee thereof)) or (ii) the Fund or the Fund Board from approving or authorizing a Person, or the affiliates of a Person, party to a standstill agreement with the Fund to make an unsolicited written Acquisition Proposal (in circumstances not involving any breach of Section 6.6); provided, that any such Person shall keep such Acquisition Proposal confidential and shall not make, require, permit or otherwise cause any announcement or other disclosure of such Acquisition Proposal until a Proposed Agreement is entered into, other than in respect of any public announcement or disclosure required by applicable Laws prior to that time and then only to the extent so required. The Fund shall notify the Purchaser in writing of any waiver or termination of a standstill agreement with the Fund following June 14, 2007.
6.6 Acquisition Proposals, Changes in Recommendation, Etc.
(a)	The Fund will immediately notify the Purchaser orally (and then in writing within 24 hours) after it (or any of its subsidiaries) has received any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, or any request for information relating to the Fund or any of its subsidiaries in connection with an Acquisition Proposal or a potential Acquisition Proposal or for access to the properties or books and records thereof of which the Fund or any of its subsidiaries or any of their respective trustees, directors, officers, employees, representatives (including for greater certainty any financial, legal or other advisors) or agents is or became aware, or any amendments to the foregoing. Such notice shall include description of the terms and conditions of, and the identity of the Person making, any Acquisition Proposal, inquiry, offer or request (including any amendment thereto). The Fund shall also immediately provide the Purchaser with (i) a copy of any written notice or other written communication from any Person informing the Fund or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, (ii) a copy of any Acquisition Proposal (or any amendment thereof) received by the Fund or any of its subsidiaries, and (iii) such other details of any such Acquisition Proposal that the Purchaser may reasonably request. The Vendors shall keep the Purchaser fully informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep the Purchaser fully informed as to the details of any information requested of or provided by the Vendors and as to the details of all discussions or negotiations.

(b)	Nothing contained in this Agreement shall prevent the Fund Board from engaging in any discussions or negotiations with, or furnishing or providing access to information to, any Person in response to an unsolicited written bona fide Acquisition Proposal, if and only to the extent that:

(i)	the Fund has received an unsolicited bona fide written Acquisition Proposal from such Person prior to the Fund Meeting (in circumstances not involving any breach of section 6.5);

(ii)	the Fund Board, after consultation with and after receiving the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal: (i) is reasonably likely to satisfy, when required to do so, the condition with respect to the required financing set out in paragraph (e) of the definition of Superior Proposal; and (ii) if agreed to in accordance with its terms, would be a Superior Proposal;

(iii)	the Fund Board, after consultation with and after receiving the advice of outside legal counsel, has determined in good faith that taking such action is necessary for the Fund Board not to breach its fiduciary duties under applicable Laws;

(iv)	the Fund has provided to the Purchaser the information required to be provided under section 6.6(a) in respect of such Acquisition Proposal and has promptly notified the Purchaser in writing of the determinations in section 6.6(b)(ii) and section 6.6(b)(iii); and

(v)	such Person executes and delivers to the Fund of a confidentiality and standstill agreement containing confidentiality and standstill provisions that are no less restrictive than the confidentiality provisions and standstill provisions set forth in the Confidentiality Agreement; provided that (a) the Fund sends a copy of any such confidentiality and standstill agreement to the Purchaser promptly upon its execution, (b) the Purchaser is provided with a complete list or copies of any and all information provided to such Person on a timely basis (unless previously provided to the Purchaser), and (c) the Purchaser is provided on a timely basis with similar access to information and personnel to that which such Person was provided.
(c)	Nothing contained in this Agreement shall prevent the Fund Board from (i) withdrawing, amending, modifying or qualifying (or proposing publicly to withdraw, amend, modify or qualify), in any manner adverse to the Purchaser, the approval or the recommendation of the Fund Board (including any committee thereof) of this Agreement or the Transaction in favour of a Superior Proposal; or (ii) accepting, approving, endorsing or recommending or proposing publicly to approve, accept, endorse or recommend a Superior Proposal, in each case, if and only to the extent that:
(i)	the Fund has received an unsolicited bona fide written Acquisition Proposal from such Person (in circumstances not involving any breach of section 6.5);

(ii)	the Fund Meeting shall not have occurred;

(iii)	the Fund Board, after consultation with and after receiving the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(iv)	the Fund Board, after consultation with and after receiving the advice of outside legal counsel, has determined in good faith that taking such action is necessary for the Fund Board not to breach its fiduciary duties under applicable Laws;

(v)	the Fund has provided to the Purchaser the information required to be provided under section 6.6(a) in respect of such Acquisition Proposal and has promptly notified the Purchaser in writing of the determinations in section 6.6(c)(iii) and section 6.6(c)(iv);

(vi)	the Fund and the Vendors have provided notice to the Purchaser under section 6.6(d), the Response Period has elapsed and, if the Purchaser has proposed to revise the terms and conditions of this Agreement and the Transaction in accordance with section 6.6(d) within such Response Period, the Fund Board has again made the determinations in section 6.6(c)(iii) and section 6.6(c)(iv) taking into account such proposed revisions to the terms and conditions of this Agreement and the Transaction; and

(vii)	the Termination Fee shall have been paid.
(d)	The Fund covenants that it will not enter, and will cause the Vendors not to enter, into any agreement, understanding or arrangement providing for a Superior Proposal (a “Proposed Agreement”) and the Fund Board will not withdraw, amend, modify or qualify its recommendations of the Transaction in a manner adverse to the Purchaser unless (i) it has provided the Purchaser with a copy of the Superior Proposal document and written evidence of the determination of the Fund Board that the proposal constitutes a Superior Proposal promptly upon the Fund Board making such determination, and (ii) providing the Purchaser with an opportunity, for a period of five Business Days from the date of delivery to the Purchaser the notice of its intention to enter into the Proposed Agreement (the “Response Period”), to amend the terms and conditions of this Agreement and the Transaction, including by varying the structure of the Transaction to contemplate an offer to acquire the Units, such that the Superior Proposal no longer constitutes a Superior Proposal as determined by the Fund Board, acting in good faith and in accordance with its fiduciary duties (the “Right to Match”). If the Purchaser exercises its Right to Match, then the Fund Board shall review in good faith, in consultation with its financial and outside legal advisors, any such proposal by the Purchaser to amend the terms and conditions of this Agreement and the Transaction, including an increase in, or modification of, the consideration to be received by the Unitholders, to determine whether the Superior Proposal to which the Purchaser is responding would be a Superior Proposal when assessed against the Transaction as it is proposed by the Purchaser to be amended. If the Fund Board determines that the amended terms and conditions of the Transaction proposed by the Purchaser would result in the Superior Proposal no longer constituting a Superior Proposal, the Fund, the Vendors and the Purchaser shall enter into an amended agreement reflecting the Purchaser’s proposed amendments to the terms and conditions of the Transaction and the Fund Board will promptly reaffirm its recommendation of the Transaction, as so amended. In the event the Purchaser does not exercise the Right to Match or the Fund Board acting in good faith and in accordance with its fiduciary duties determines that the amendments to the terms and conditions of the Transaction proposed by the Purchaser under the Right to Match do not result in the Superior Proposal no longer constituting a Superior Proposal, the Fund and the Vendors may (i) enter into the Proposed Agreement, (ii) withdraw, amend, modify, or qualify its recommendation and (iii) terminate this Agreement pursuant to section 8.2(e)(iii).

The Fund covenants to provide the Purchaser with a copy of any Proposed Agreement not less than five (5) Business Days prior to its proposed execution by the Fund or any of its subsidiaries.

Each successive amendment to any Superior Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Unitholders shall constitute a new Superior Proposal for the purposes of this section 6.6 and the Purchaser shall be afforded a new Response Period in respect of each such Superior Proposal which shall, however, be three calendar days.
(e)	Nothing contained in this Agreement shall prevent the Fund Board from complying with Section 99 of the Securities Act with regard to an Acquisition Proposal; provided that the Fund and the Vendors have complied with the remaining provisions of this section 6.6.
6.7 Fund Meeting
(a)	The Fund hereby represents that (i) it has obtained the Fairness Opinion, and (ii) the Fund Board (A) has approved this Agreement and the transactions contemplated hereby; (B) has, following consultation with its financial and outside advisors, determined that the consideration per Unit to be received by the Unitholders upon redemption of their Units is fair to the Unitholders; (C) has, following consultation with its financial and outside advisors, determined that the Transaction is in the best interest of Unitholders; and (D) has resolved to recommend that Unitholders vote for the Unitholder Resolution at the Fund Meeting.

(b)	As promptly as reasonably practicable after the execution and delivery of this Agreement, the Fund shall establish and announce a record date (which shall be on or before July 6, 2007) for notice and voting at the Fund Meeting. As promptly as practicable after the execution and delivery of this Agreement, and in any event by no later than August 30, 2007 (except to the extent that any delay beyond such date is due primarily to the Purchaser’s failure to comply on a timely basis with its obligations under section 6.8(f)), the Fund shall convene and hold the Fund Meeting for the purpose of approving the Unitholder Resolution and for any other proper purpose as may be set out in the Circular with the prior consent of the Purchaser, which consent may not be unreasonably withheld, and shall do all such acts and things necessary to comply with the applicable Laws, including National Instrument 54-101 of the Securities Regulatory Authorities in relation thereto.

(c)	The Fund covenants that it shall not adjourn, postpone, cancel or fail to call or hold the Fund Meeting (or propose or announce any intention to do so), except (i) if a quorum is not present at the Fund Meeting, (ii) if required by applicable Laws, (iii) if otherwise agreed with the Purchaser, or (iv) if this Agreement is terminated in accordance with its terms prior to the time for holding the Fund Meeting as such time may be extended, adjourned or postponed in accordance with this Agreement.

(d)	The Fund shall take all lawful action to solicit proxies in favour of the Unitholder Resolution, including, at the Purchaser’s expense, through the appointment and use of a proxy solicitation agent in consultation with the Purchaser, and shall take all such other action that is necessary or desirable to secure the approval of the Unitholder Resolution by the Unitholders, provided that the Fund Board may withdraw, modify, change or qualify its recommendation to Unitholders and refrain from complying with such obligations in compliance with section 6.6(c). The Fund agrees that the Purchaser or its affiliates may at any time in accordance with applicable Laws and in consultation with the Fund actively solicit proxies in favour of the Unitholder Resolution and shall disclose in the Circular that such solicitations may be made.
6.8 Circular
(a)	The Fund shall, as promptly as practicable after the execution and delivery of this Agreement and in consultation with the Purchaser and the Purchaser’s Counsel, and in any event within 25 days of the execution and delivery of this Agreement, the Fund shall complete the Circular together with any other documents required by the Fund Declaration of Trust, applicable Securities Laws or other applicable Laws in connection with the Fund Meeting, in each case in form and substance satisfactory to the Purchaser and its advisors, acting reasonably; provided, however, that if the failure to complete the Circular within such period is as a result of the failure of the Purchaser to provide any information required by the Fund to complete the Circular, the period within which the Circular must be completed shall be extended for an additional five (5) Business Days from the date that all such information has been received by the Fund.

(b)	Subject to section 6.6, the Circular shall include a copy of the Fairness Opinion and shall include the Fund Board’s unanimous recommendation that the Unitholders vote in favour of the Unitholder Resolution, provided, however, that references herein to the unanimous recommendation of the Fund Board shall not include Trustees who have declared a conflict of interest and have not participated in such recommendation.

(c)	The Purchaser and the Purchaser’s Counsel shall be entitled to review the Circular and such other documents and amendments thereto and the Fund shall consider (acting reasonably) all comments provided by the Purchaser or the Purchaser’s Counsel, provided that any statements in the Circular and such other documents and amendments thereto relating to the Purchaser and its affiliates and the Unitholder Resolution shall be in form and substance satisfactory to the Purchaser, acting reasonably.

(d)	The Fund will file the Circular and any other documentation required to be filed under applicable Laws in all jurisdictions where the Circular is required to be filed by the Fund and mail or cause to be mailed the Circular and any other documentation required to be mailed under applicable Laws to the Unitholders as of the record date established for the Fund Meeting, the Trustee and the auditors of the Fund. The Purchaser will provide such assistance as the Fund may reasonably request in such regard.

(e)	If at any time prior to the Time of Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Circular, the Fund shall, to the extent required by applicable Law, prepare such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to each Unitholder, the Trustees and the auditors of the Fund and filed as required under the Fund Declaration of Trust and applicable Securities Laws.

(f)	The Purchaser and the Fund shall proceed diligently, in a coordinated fashion and use commercially reasonable efforts to cooperate in the preparation of the Circular and any amendment or supplement thereto, and of any exemptive relief applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Laws. The Purchaser and the Fund shall furnish to each other, on a timely basis, all information as may be reasonably required to effectuate the actions in section 6.7 and section 6.8, and each covenants that no information so furnished by it in writing in connection with those actions will contain any Misrepresentation.

(g)	The Fund and the Purchaser shall each promptly notify the other if, at any time before the Closing, it becomes aware that the Circular or any application for an order hereunder contains any Misrepresentation, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, the Fund and each of the Purchasers shall cooperate in the preparation of a supplement or amendment to the Circular or such application, as required and as the case may be, that corrects that Misrepresentation and, if required, shall cause the same to be distributed to the Unitholders as of the record date established for the Fund Meeting, the Trustee and the auditors of the Fund and filed as required under applicable Law in all jurisdictions where the Circular is required to be filed by the Fund.

(h)	The Fund shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (except that this covenant shall not apply with respect to any information relating to or provided in writing by the Purchaser to the Fund for inclusion in the Circular). The Purchaser shall ensure that no information regarding itself, its subsidiaries or each of their respective directors, officers and shareholders delivered to the Fund for inclusion in the Circular contains a Misrepresentation. Without limiting the generality of the foregoing, the Fund shall ensure that the Circular provides the Unitholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Fund Meeting.

(i)	The Fund represents that the Trustees have been advised and believe that each of the Trustees and senior officers of EDS Group intends to vote, or cause to be voted, all Units of which he or she is the beneficial owner in favour of the Unitholder Resolution.

6.9 Notification of Certain Matters
     Each party shall give prompt notice to the other parties of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (b) any failure of such party, or any officer, trustee, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In addition to the foregoing, the Fund shall give prompt notice to the Purchaser of: (i) any actual, pending or threatened material litigation arising after the date hereof, and (ii) any material regulatory investigation or inquiry by any Governmental Authority relating to customers of the Fund or any of its subsidiaries. The Fund and the Vendors shall notify the Purchaser of any claim brought by any present, former or purported holder of any securities of the Fund in connection with the transactions contemplated by this Agreement prior to the Closing Date, and without limiting in any way its obligations under section 5.2, shall consult with the Purchaser prior to settling any such claim prior to the Closing Date. Notwithstanding the foregoing, the delivery of any notice referred to in this section 6.9 will not be deemed to cure any failure to satisfy any of the conditions to the obligations of the Purchaser set forth in section 4.1.
6.10 Required Securities Laws Approvals
     Each party will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under applicable securities Laws to permit the consummation of the transactions under this Agreement and to otherwise perform that party’s obligations hereunder.
6.11 Disclosure Letter
     The Fund and the Vendors shall not amend or restate the Disclosure Letter in any manner without the Purchaser’s prior written consent.
6.12 Restriction of Future Acquisition of Securities of the Parent
     In no event shall the Fund, the Trust or the Partnership take any action that, in the Purchaser’s view, may impair the Purchaser’s ability to avail itself of the adjusted cost base increase specified in paragraphs 88(1)(c) and (d) of the Tax Act, including acquiring within a period of 24 months following Closing any securities of the Parent.
6.13 Escrow Agreement
     The Purchaser and the Vendors shall negotiate in good faith the terms of the Escrow Agreement to be entered into by the Purchaser, the Vendors and the Escrow Agent at or prior to the Time of Closing, containing substantially the provisions set forth in Schedule 6.13.
ARTICLE 7
REORGANIZATION AND POST-CLOSING MATTERS
7.1 Restructuring
     Each of the Fund and its subsidiaries, as the case may be, shall, prior to the Closing Time, take such actions as are reasonably necessary to reorganize their respective capital, assets and structure as the Purchaser may reasonably require, including such actions as are required to complete the Pre-Closing Transactions’ steps set out in Exhibit “B” provided that such actions are not detrimental to the Fund.

7.2 Distribution and Redemption Post-Closing
     Following the Closing,
(a)	the Partnership shall use the amounts received by it from the Purchaser in respect of the Aggregate Redemption Amount and from the Escrow Agent in respect of the Aggregate Escrow Amount (i) to pay any Indebtedness of the Partnership to the Trust that may be outstanding at the Time of Closing; and (ii) thereafter, to make one or more distributions to (A) the GP, (B) the holders of Class A LP Units, and (C) the holders of the Exchangeable LP Units, if any, in accordance with the Partnership Agreement and subject to any reserves against liabilities that the GP deems prudent or necessary;

(b)	the Trust shall distribute to the Fund, in one or more transactions, all amounts received from the Partnership pursuant to the terms of section 7.2(a), above, in accordance with the provisions of the Trust Declaration of Trust and in respect of the outstanding indebtedness of the Trust to the Fund; and

(c)	the Fund shall use all amounts received pursuant to section 7.2(b), above, to make distributions on, or to redeem its outstanding Units, in one or more transactions in accordance with the Fund Declaration of Trust and subject to any reserves against liabilities that the Trustees deem prudent or necessary.
ARTICLE 8
TERMINATION
8.1 Term
     Except as expressly provided herein, this Agreement shall be effective from the date hereof until the earlier of the Closing Date and the date of termination of this Agreement in accordance with its terms.
8.2 Termination
     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Time of Closing:
(a)	by the mutual written Consent of the Fund, the Vendors and the Purchaser duly authorized by their respective board of trustees or board of directors, as the case may be;

(b)	by either the Fund, the Vendors or the Purchaser if the sale of the Purchased Securities shall not have been completed by Outside Date;

(c)	by either the Fund, the Vendors or the Purchaser if, as a result of any change in Law, the completion of the Transaction becomes illegal or otherwise prohibited;

(d)	by the Purchaser:
(i)	if the Fund or the Vendors shall have breached any of their covenants or other agreements contained in this Agreement (for covenants or other agreements qualified as to materiality, in any respect, and for all other covenants or agreements, in any material respect), provided, however, that if such breach is curable by the Fund and the Vendors by the day prior to the Outside Date through the exercise of reasonable best efforts and for so long as the Fund and the Vendors continue to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this section 8.2(d)(i) until the day prior to the Outside Date;

(ii)	if the Fund or the Vendors shall have breached any of their representations and warranties contained in this Agreement as of the date hereof or immediately prior to the proposed Closing Date (for representations qualified by reference to a Material Adverse Effect, in any respect, and for all other representations and warranties, in any respect except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect and, provided that representations and warranties which speak as to an earlier date will not be deemed to have been breached provided that they were true and correct as of such earlier date), provided, however, that if such breach is curable by the Fund and the Vendors by the day prior to the Outside Date through the exercise of reasonable best efforts and for so long as the Fund and the Vendors continue to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this section 8.2(d)(ii) until the day prior to the Outside Date;

(iii)	if any of the conditions in section 4.1 are not satisfied or waived by the Outside Date;

(iv)	if a Termination Fee Event described in section 9.1(a), 9.1(b), 9.1(c), or 9.1(d) shall have occurred; or

(v)	if the Fund Meeting shall have been held and Unitholder Approval shall not have been obtained or
(e)	by the Vendors or the Fund:
(i)	if the Purchaser shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (for representations, warranties, covenants or other agreements qualified as to materiality, in any respect, and for all other representations, warranties, covenants or agreements, in any material respect), or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in section 4.2 would not be satisfied; provided however, that if such breach is curable by the Purchaser by the day prior to the Outside Date through the exercise of reasonable best efforts and for so long as the Purchaser continue to exercise such reasonable best efforts, the Vendors or the Fund may not terminate this Agreement under this section 8.2(d)(i) until the day prior to the Outside Date;

(ii)	if any of the conditions in section 4.2 are not satisfied or waived by the Outside Date;

(iii)	in connection with the Fund Board entering into a Proposed Agreement with respect to a Superior Proposal and/or withdrawing, modifying or qualifying its recommendation in accordance with section 6.6(d), provided that no termination under this section 8.2(e)(iii) shall be effective until the Vendors shall have paid the Termination Fee to the Purchaser in accordance with section 9.2; or

(iv)	if the Fund Meeting shall have been held and Unitholder Approval shall not have been obtained.
8.3 Effect of Termination
     In the event of termination of this Agreement as provided in section 8.2, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and no party shall have any further obligations to perform obligations under this Agreement (other than the provisions of sections 9.2, 11.1 and 11.6, each of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Vendors or their respective directors, trustees, officers, shareholders, unitholders, annuitants and affiliates, as the case may be; provided, however, that this limitation shall not apply in the event of fraud or a material breach that is wilful or intentional by the applicable party of its representations, warranties, covenants or other agreements set forth in this Agreement. In the event of any such termination of this Agreement, the Confidentiality Agreement shall hereby be amended to permit Acquisition Proposals by the Fund or the Purchaser.
ARTICLE 9
TERMINATION FEE EVENT
9.1 Termination Fee Event
     The Purchaser shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “Termination Fee Event”) which shall be paid by the Fund in accordance with section 9.2:
(a)	the Fund Board or any committee thereof fails to recommend, or withdraws, amends, modifies or qualifies its approval or recommendation of, the transactions contemplated by this Agreement (including its recommendation that the Unitholders vote for the Unitholder Resolution) in any manner adverse to the Purchaser or makes a public announcement to that effect;

(b)	the Fund Board (or any committee thereof) recommends or approves, an Acquisition Proposal or makes a public announcement to that effect;

(c)	the Fund Board (or any committee thereof) proposes to accept, approve or recommend, or enter into any letter of intent, agreement in principle, agreement, understanding, arrangement or undertaking, or publicly proposes to do any of the foregoing, relating to a Superior Proposal in compliance with the provisions of section 6.6(c);

(d)	on or after the date hereof and prior to the Fund Meeting, an Acquisition Proposal is publicly announced by any Person and the Fund Board fails to reaffirm its recommendation in favour of the transactions contemplated by this Agreement by press release (i) within five Business Days after the public announcement or commencement of any Acquisition Proposal, or (ii) by the time of the holding of the Fund Meeting where an Acquisition Proposal is publicly announced less than five Business Days prior to the time for holding the Fund Meeting, provided in the case of (ii) the Fund shall be permitted to adjourn the Fund Meeting for a period not exceeding five Business Days;

(e)	this Agreement is terminated by the Purchaser pursuant to section 8.2(d)(i) as a result of the Fund being in default of any of its obligations or covenants contained in section 6.5; or

(f)	the Unitholder Resolution is not approved by Unitholders at the Fund Meeting where an Acquisition Proposal is made or announced (whether privately or otherwise) prior to the Fund Meeting and an Acquisition Proposal is completed on or prior to the date that is 12 months from the date of termination of this Agreement by the Purchaser pursuant to section 8.2(d)(v) or the Fund or the Vendors pursuant to section 8.2(e)(iv).
9.2 Payment of Termination Fee
(a)	Notwithstanding any other provision in this Agreement relating to payment of fees and expenses, if the Agreement is terminated by the Purchaser pursuant to section 8.2(d)(iv) or by the Fund or the Vendors pursuant to section 8.2(e)(iii), then the Vendors or its designee shall pay to the Purchaser (or as it may direct) an amount equal to $8,000,000 (the “Termination Fee”) by wire transfer of same day immediately available funds to an account specified by the Purchaser.

(b)	If the Agreement is terminated by the Purchaser pursuant to section 8.2(d)(iv) the Vendors shall pay the Termination Fee to the Purchaser no later than the third Business Day following the termination of this Agreement. If this Agreement is proposed to be terminated by the Fund or the Vendors pursuant to section 8.2(e)(iii), the Vendors shall pay the Termination Fee to the Purchaser prior to or contemporaneously with the termination of this Agreement.

(c)	If this Agreement is terminated by the Purchaser pursuant to section 8.2(d)(v) or by the Fund pursuant to section 8.2(e)(iv) and subsequent to such termination, a Termination Fee Event described in section 9.1(e) occurs, the Fund shall, notwithstanding the earlier termination of this Agreement, pay the Termination Fee to the Purchaser on the date that the Acquisition Proposal is completed.

(d)	Any obligation to make a payment as a result of section 9.2 shall survive the termination of this Agreement.

(e)	In no event shall the Vendors be obligated to pay under this section, in the aggregate, an amount in excess of the Termination Fee.
9.3 Liquidated Damages
     In the event the Termination Fee is paid to the Purchaser, no other amounts will be due and payable as damages or otherwise by the Vendors and the Purchaser hereby accepts that the Termination Fee is in lieu of any damages or any other payment or remedy which it may be entitled to. The Purchaser agree that the Termination Fee constitutes payment of liquidated damages which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty.
9.4 Remedies
     Subject to 9.3, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to such equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties.
ARTICLE 10
CLOSING
10.1 Location and Time of the Closing
     The Closing shall take place at the Time of Closing on the Closing Date at the offices of Cassels, Brock & Blackwell LLP at Scotia Plaza 40 King Street West, Suite 2100, Toronto, Ontario, M5H 3C2.
10.2 Deliveries at the Closing
     At the Closing, the Vendors shall deliver the share certificates and all other certificates representing the Purchased Securities and such other documents as are reasonably required or contemplated to be delivered by the Purchaser or the Purchaser Counsel pursuant to this Agreement, and the Purchaser shall pay the Purchase Price to the Vendors, and pay the AE Estimate to the AE Trustees (as contemplated by Article 2) and shall deliver such documents as are reasonably required or contemplated to be delivered by the Vendors or the Vendors’ Counsel pursuant to this Agreement.
ARTICLE 11
GENERAL MATTERS
11.1 Confidentiality
     The parties acknowledge and agree that (a) the terms of the Confidentiality Agreement shall continue in full force and effect until the Time of Closing; and (b) provided that should the Transaction fail to close for any reason whatsoever or should this Agreement be terminated pursuant to section 8.2, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
11.2 Public Notices
     No press release or other announcement concerning, or filings in respect of, the Transaction or the terms of this Agreement shall be made by the Vendors or by the Purchaser without the prior written Consent of the other (such Consent not to be unreasonably withheld)

provided, however, that any party may, without such Consent, make such disclosure if the same is required under applicable Laws, by any stock exchange on which any of the securities of such party or any of its affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such party or any of its affiliates, and if such disclosure is required, the party making the disclosure shall use best efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.
11.3 Expenses
     Each of the Vendors and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transaction; provided that if the Transaction is completed: the Expenses of the Vendors and the Fund that are incurred prior to the Closing in connection with a reorganization of the EDS Group at the request of the reasonable request of the Purchaser and agreed by the Vendors shall be paid by the Purchaser at Closing contemporaneously with the Purchase Price. The Trust hereby represents in favour of the Purchaser that a reasonable good faith estimate of all such Expenses is included in the Disclosure Letter.
11.4 Assignment
     Except as provided in this section 11.4, no party may assign its rights or benefits under this Agreement. The Purchaser may, at any time prior to the Time of Closing, assign all or a portion of their respective rights and benefits under this Agreement to one or more affiliates provided that (a) any such assignee deliver to the Vendors an instrument in writing executed by the assignee confirming that it is bound by and shall perform all of the applicable obligations of the applicable Purchaser under this Agreement as if such assignee were an original signatory, and (b) no assignment contemplated hereby shall relieve the applicable Purchaser of its obligations under this Agreement. In the event of an assignment contemplated above, any reference in this Agreement to “Purchaser” shall be deemed to include any such assignee.
11.5 Notices
     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by email, facsimile or hand-delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile, shall be deemed to have been received on the Business Day of sending (and confirmed receipt) if receipt confirmed prior to 5:00 pm (or the next Business Day if received after 5:00 pm on any day) following sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section 11.5. Notices and other communications shall be addressed as follows:
(a)	if to the Vendors and the Fund:

c/o Genuity Capital Markets Scotia Plaza, Suite 4900 40 King Street W, PO Box 1007 Toronto, ON M5H 3Y2

Attention: Jack Scott – Trustee, E.D. Smith Income Fund Telecopier number: (416) 603-3099 Email: scottjack@aol.com with a copy to the Vendors’ Counsel at:

Cassels Brock & Blackwell LLP 40 King Street West, Suite 2100 Toronto, Ontario M5H 3C2

Attention: Maxwell Gotlieb Telecopier number: (416) 350-6945 Email: mgotlieb@casselsbrock.ca

(b)	if to the Purchaser:

0795167 B.C. Ltd. c/o TreeHouse Foods, Inc. Two Westbrook Corporate Center Tower Two, Suite 1070 Westbrook, Illinois 60154

Attention: Thomas E. O’Neill Telecopier number: (708) 409-1062 Email: Thomas_oneill@treehousefoods.com with a copy to the Purchaser’s Counsels at:

Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 600601

Attention: Bruce A. Toth Telecopier number: (312) 558-5700 Email: btoth@winston.com

And to:

Stikeman Elliott LLP 1155 Rene-Levesque Blvd. West Montreal, QC H3B 3V2

Attention: Michel Gelinas Telecopier number: (514) 397-3433 Email: mgelinas@stikeman.com
     The failure to send or deliver a copy of a notice to the Purchaser’ Counsel or to the Vendors’ Counsel, as the case may be, shall not invalidate any notice given under this section 11.5.

11.6 Limitation of Liability in Respect of the Trust and the Fund
(a)	The trustees of the Trust and the Trustees, in incurring any debts, liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of the Trust and the Fund are, and will be conclusively deemed to be, acting for and on behalf of the Trust and the Fund, and not in their own personal capacities. None of the trustees of the Trust and none of the Trustees will be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses (including legal expenses) against or with respect to the Trust and the Fund or in respect of the affairs of the Trust and the Fund. No property or assets of the trustees of the Trust and the Trustees, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against any of the trustees of the Trust or any of the Trustees in their personal capacity including if the Trust and the Fund is wound up or dissolved and its residual property is distributed to the holders of its Units. The Trust and the Fund will be solely liable therefor and resort will be had solely to the property and assets of the Trust for payment or performance thereof.

(b)	No Unitholder or any annuitant under a registered retirement savings plan, registered retirement income Trust or deferred profit sharing plan of which a Unitholder acts as a trustee (an “annuitant”), as such, will be subject to any personal liability whatsoever, in tort, contract or otherwise, to any party to this Agreement in connection with the obligations or the affairs of the Trust and the Fund or the acts or omissions of the trustees of the Trust and the Trustees, whether under this Agreement or otherwise, and the parties to this Agreement will look solely to the property and assets of the Trust and the Fund for satisfaction of claims of any nature arising out of or in connection therewith and the property and assets of the Trust and the Fund only will be subject to levy or execution.

(c)	The Purchaser hereby releases and forever discharges each of the trustees of the Trust from time to time, the Trustees from time to time and their respective agents, advisors and employees (collectively the “Released Parties”) from any action, cause of action, claims, damages and costs of any nature whatsoever, and agrees to execute and deliver further assurances of the foregoing release as any such trustee of the Trust or Trustee may from time to time reasonably request in writing. The foregoing acknowledgement, release and discharge shall survive Closing and shall be enforceable by each of the Trust, the trustees of the Trust, the Trustees and the Fund against the Purchaser, its affiliates and any Person claiming by or through the Purchaser.

(d)	For greater clarity, as a result of this section 11.6, the Purchaser acknowledges that after Closing, it will not have any recourse to any Released Party for any breach or default under this Agreement.

(e)	The trustees of the Trust, the Unitholders, the Trustees and annuitants shall be third party beneficiaries of this section 11.6. The provisions of this section 11.6 are intended to be for the benefit of each such Person, their respective heirs, successors, and assigns and their representatives.

(f)	For greater certainty, the parties hereto agree that upon the wind-up of the Trust and/or the Fund, the trustees of the Trust and the Trustees shall have the right to enforce the provisions of this Agreement related to obligations of the Purchaser to the trustees of the Trust and the Trustees to be performed following Closing, including those set for in sections 6.1(b) and 11.3.
11.7 Survival of Representations, Warranties and Covenants
     The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement but shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (other than those that explicitly state they shall, or that otherwise by their terms, continue following the Closing, including sections 6.5, 6.6, and 11.3). No investigations made by or on behalf of any of the parties or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by either of the Vendors or the Purchaser herein or pursuant hereto. No waiver by any party shall be effective unless it is in writing.
11.8 Withholding Tax
     The parties agree to use good faith efforts prior to the Closing Date to determine whether any Taxes are required to be withheld from the payment of the Purchase Price net of the Expenses pursuant to this Agreement in accordance with applicable Laws. If the parties determine that any Taxes are required to be so withheld, the parties agree to use best efforts to implement reasonable procedures or arrangements for the collection and remittance of any such Taxes to the applicable Taxing Authority which procedures may include the use of a qualified intermediary within the meaning of Treasury Regulations promulgated under Section 1441 of the Code, in order to withhold in accordance with applicable Law.
11.9 Time of Essence
     Time is of the essence of this Agreement.
11.10 Further Assurances
     Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
11.11 Counterparts
     This Agreement may be signed in counterparts and delivery of the counterparts may be effected by means of a telecopier transmission or pdf email transmission and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
11.12 No Waiver of Set-Off
     Nothing in this Agreement constitutes a waiver by any party hereto of any right of set-off that it may have by Contract, at Law or in equity.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

E.D. SMITH OPERATING TRUST
By:	/s/ Martin Thrasher
	Name:	Martin Thrasher
	Title:	Interim CEO

E.D. SMITH LIMITED PARTNERSHIP
By:	/s/ Martin Thrasher
	Name:	Martin Thrasher
	Title:	Interim CEO

E.D. SMITH INCOME FUND
By:	/s/ Martin Thrasher
	Name:	Martin Thrasher
	Title:	Interim CEO

TREEHOUSE FOODS, INC.
By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	SVP, General Counsel and Chief Administrative Officer

0795167 B.C. LTD.
By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	SVP, General Counsel and Chief Administrative Officer

EXHIBIT “A”
EDS Debt
NIL

EXHIBIT “B”
Pre-Closing Transactions
On or before the Closing Date:
1.	The Fund shall transfer all of the Seaforth GP Shares to the Trust at fair value and the board of directors of the Seaforth GP shall consent in writing to such transfer.

2.	Seaforth GP and EDSS shall be continued as corporations subject to the British Columbia Business Corporations Act.

3.	Upon completion of all of the pre-closing steps listed above, the Trust shall be the sole beneficial and registered owner of all of the Seaforth GP Shares, and the Partnership shall be the sole beneficial owner of the EDSS Shares and the Seaforth LP Units that are to be transferred by the Vendors to the Purchaser at the Time of Closing on the Closing Date.

4.	In consultation with the Purchaser, Seaforth GP shall amend the limited partnership agreement of Seaforth Partnership to provide that the allocation of the income or loss for tax purposes for the fiscal year of Seaforth Partnership for a limited partner which disposes of its units of Seaforth Partnership shall be made to such partner as though Seaforth Partnership had a notional fiscal period ended at the date of such disposition, such that income to that date, giving effect to deductions that would be available had there been a fiscal period ended on such date, will be allocated to such departing partner pro rata to its partnership interest, and income earned for the balance of such fiscal year will be allocated solely to partners who were partners for the remainder of such fiscal year.

5.	Certain Intercompany Debt owing by the Fund and the Partnership to the EDS Group will be settled in a manner acceptable to Vendors and the Purchaser; provided same does not give rise to any forgiveness of debt which could result in the application of section 78 or sections 80 to 80.4 inclusive of the Tax Act.